Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

QUESTAR CORPORATION

and

QEP RESOURCES, INC.

Dated as of June 14, 2010

i

Schedules
Schedule 1.1(36)	Exclusive QEP Contingent Gains
Schedule 1.1(37)	Exclusive QEP Contingent Liabilities
Schedule 1.1(38)	Exclusive Questar Contingent Gains
Schedule 1.1(39)	Exclusive Questar Contingent Liabilities
Schedule 1.1(86)	QEP Group Entities
Schedule 1.1(88)(i)	QEP Liabilities
Schedule 1.1(88)(v)	QEP Liabilities Relating to Indebtedness
Schedule 1.1(88)(vii)	QEP Guarantees
Schedule 1.1(99)	Questar Group Entities
Schedule 1.1(101)(i)	Questar Liabilities
Schedule 1.1(101)(v)	Questar Liabilities Relating to Indebtedness
Schedule 1.1(101)(vii)	Questar Guarantees
Schedule 1.1(123)(iv)	Unallocated Liabilities
Schedule 2.2(a)(i)	Assets to be sold by QEP to Questar
Schedule 2.2(a)(ii)	Assets to be sold by Questar to QEP
Schedule 2.4(a)	Separation and Distribution Costs to be Settled at Closing
Schedule 2.4(b)	Intercompany Accounts to Remain Outstanding
Schedule 2.5(a)	Certain QEP Bank and Brokerage Accounts
Schedule 2.6(b)	Terminated Intercompany Contracts
Schedule 2.11(a)	QEP Guaranty Releases
Schedule 2.11(b)	Questar Guaranty Releases
Schedule 2.14	Questar Education Foundation Allocation
Schedule 5.2(d)	Licensed Trademarks

Exhibits

Exhibit A	Form of Employee Matters Agreement
Exhibit B	Form of Tax Matters Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Amended and Restated Certificate of Incorporation of QEP
Exhibit E	Amended and Restated Bylaws of QEP
Exhibit F	Board of Directors of QEP

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is entered into as of June 14, 2010, by and between Questar Corporation, a Utah corporation (“Questar”), and QEP Resources, Inc., a Delaware corporation (“QEP”), each a “Party” and together, the “Parties”.

R E C I T A L S:

WHEREAS, Questar, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including (i) the QEP Business, and (ii) the Questar Business;

WHEREAS, the Board of Directors of Questar has determined that it is appropriate, desirable and in the best interests of Questar and its stockholders to separate Questar into two separate, independent and publicly traded companies: (i) one comprising the QEP Business, which shall be owned and conducted, directly or indirectly, by QEP, and (ii) one comprising the Questar Business which shall continue to be owned and conducted, directly or indirectly, by Questar;

WHEREAS, in order to effect such separation, the Board of Directors of Questar has determined that it is appropriate, desirable and in the best interests of Questar and its stockholders: (i) to enter into a series of transactions whereby (A) Questar and/or one or more other members of the Questar Group will, collectively, own all of the Questar Assets and be liable for all of the Questar Liabilities, and (B) QEP and/or one or more other members of the QEP Group will, collectively, own all of the QEP Assets and be liable for all of the QEP Liabilities; and thereafter (ii) for Questar to distribute to the holders of Questar Common Stock on such record date as may be established by the Board of Directors of Questar on a pro rata basis (in each case without consideration being paid by such stockholders) all of the issued and outstanding shares of common stock, par value $0.01 per share, of QEP (the “QEP Common Stock”) (such transactions, as may be amended or modified in accordance with the terms and subject to the conditions of this Agreement from time to time, the “Separation”);

WHEREAS, the Parties intend that the Internal Distribution (as defined below) will qualify under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), the Internal Contribution and the Distribution (as defined below) will qualify under Sections 355 and 368(a)(1)(D) of the Code and that this Agreement be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code;

WHEREAS, this Agreement sets forth the process by which the Questar Business and the QEP Business will be separated and, thereafter, all of the issued and outstanding shares of QEP Common Stock will be distributed to the holders of Questar Common Stock; and

WHEREAS, each of Questar and QEP has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the reorganization, the Separation and the Distribution and to provide for other agreements that will govern certain other matters following the Distribution Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.1 General. As used in this Agreement, the following capitalized terms shall have the following meanings:

(1) “2010 Internal Control Audit and Management Assessment” shall have the meaning set forth in Section 5.3(a)(i).

(2) “Action” shall mean any demand, action, claim, charge, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any Governmental Entity or any arbitration or mediation tribunal.

(3) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition and Section 1.1(110), “control”, when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise.

(4) “Agent” shall mean Wells Fargo Shareowner Services.

(5) “Agreement” shall have the meaning set forth in the preamble hereof.

(6) “Agreement Disputes” shall have the meaning set forth in Section 9.1.

(7) “Allocated Percentage” means the Questar Percentage or the QEP Percentage, as the case may be.

(8) “Amended Financial Reports” shall have the meaning set forth in Section 5.3(b).

(9) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Tax Matters Agreement, the Transition Services Agreement, the Employee Matters Agreement, and the Conveyance and Assumption Instruments, if any, and any other written agreement between the Parties existing as of the Distribution Date. For the avoidance of doubt, Ancillary Agreements shall include all agreements between the Questar Group and the QEP Group existing as of the Distribution Date.

(10) “Assets” shall mean assets, properties, claims and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including (but not limited to) the following:

(i) all accounting and other legal and business books, records, ledgers and files whether printed, electronic or written;

(ii) all apparatuses, computers and other electronic data processing and communications equipment, fixtures, machinery, rolling stock, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all licenses, Contracts, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts or commitments;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all rights under Contracts, all claims or rights against any Person, or similar rights whether sounding in tort, contract or otherwise, whether accrued or contingent;

(xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xvi) all cash or cash equivalents, bank accounts, brokerage accounts, lock boxes and other deposit arrangements; and

(xvii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(11) “Audited Party” shall have the meaning set forth in Section 5.3(a)(ii).

(12) “Business” shall mean the QEP Business or the Questar Business, as applicable.

(13) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

(14) “Business Entity” shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

(15) “Claims Administration” shall mean the administration of claims made under the Third Party Shared Policies, including the reporting of claims to the unaffiliated, third-party insurance carriers that issued the Third Party Shared Policies, management and defense of such claims, negotiating the resolution of such claims, and providing for appropriate releases upon settlement of such claims.

(16) “Code” shall have the meaning set forth in the recitals hereto.

(17) “Commission” shall mean the United States Securities and Exchange Commission or any successor agency thereto.

(18) “Confidential Business Information” shall mean all information, data or material other than Confidential Operational Information, including (i) earnings reports and forecasts, (ii) macro-economic reports and forecasts, (iii) business and strategic plans, (iv) general market evaluations and surveys, (v) litigation presentations and risk assessments, (vi) budgets, and (vii) financing and credit-related information.

(19) “Confidential Information” shall mean Confidential Business Information and Confidential Operational Information concerning a Party and/or its Subsidiaries which, prior to or following the Effective Date, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Section 8.1 or Section 8.2 or any other provision of this Agreement or any Ancillary Agreement (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its Subsidiaries or (ii) lawfully acquired from other sources by such Party or its Subsidiaries to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

(20) “Confidential Operational Information” shall mean all operational information, data or material including (i) specifications, ideas and concepts for products and services, (ii) quality assurance policies, procedures and specifications, (iii) customer information, (iv) Software, (v) training materials and information, and (vi) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes.

(21) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(22) “Contingent Claim Committee” means a committee that shall be established in accordance with Section 6.4.

(23) “Contingent Gain” means any claim or other right, other than claims or rights related to Taxes (which are governed by the Tax Matters Agreement), of Questar, QEP or any of their respective Affiliates, whenever arising, against any Person other than Questar or QEP, or any of their respective Affiliates, if and to the extent that:

(i) such claim or other right has accrued as of the Effective Date (based on then existing Law); and

(ii) the existence or scope of the obligation of such other Person as of the Effective Date with respect to such claim or other right was not acknowledged, fixed or determined due to a dispute or other uncertainty as of the Effective Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Effective Date (it being understood that the existence of any pending, threatened or contemplated Action or any contingent asset for accounting purposes as of the Effective Date with respect to any claim or other right shall not be sufficient for such claim or other right to be considered acknowledged, fixed or determined).

For purposes of this definition and Section 1.1(24), “accrued” shall mean that all of the elements necessary for the assertion of a claim with respect to such matter shall have occurred on or prior to the Effective Date, such that the claim, had it been asserted in an Action on or prior to the Effective Date, would not be dismissed by a court for lack of ripeness or similar grounds.

The Parties agree that no claim or other right relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any Contract existing as of the Effective Date shall be deemed to be a Contingent Gain.

Notwithstanding the foregoing, Contingent Gain shall not include:

(A) any Insurance Proceeds, or

(B) any reversal of any litigation or other reserve for accounting purposes.

(24) “Contingent Liability” means any Liability, other than Liabilities for Taxes (which are governed by the Tax Matters Agreement), of Questar, QEP or any of their respective Affiliates, whenever arising, to any Person other than Questar, QEP, or any of their respective Affiliates, if and to the extent that:

(i) such Liability has accrued as of the Effective Date (based on then existing Law); and

(ii) the existence or scope of the obligation of Questar, QEP, or any of their respective Affiliates as of the Effective Date with respect to such Liability was not acknowledged, fixed or determined due to a dispute or other uncertainty as of the Effective Date or as a result of the failure of such Liability to have been discovered or asserted as of the Effective Date (it being understood that the existence of any Action pending, threatened or contemplated or other reserve for accounting purposes as of the Effective Date with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined).

The Parties agree that Contingent Liability shall not include any Liability relating to, arising out of or resulting from any obligation of any Person:

(A) to perform the executory portion of any Contract existing as of the Effective Date, or

(B) to satisfy any obligation under any Plan as of the Effective Date.

(25) “Contract” shall mean any agreement, contract, obligation, indenture, instrument, lease, license, promise, arrangement, commitment or undertaking (whether written or oral and whether express or implied).

(26) “Conveyance and Assumption Instruments” shall mean, collectively, the various Contracts and other documents entered into and to be entered into to effect the sale or other transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement such as the Conveyance, Assignment, Bill of Sale and Agreement (other than the Tax Matters Agreement, the Transition Services Agreement, and the Employee Matters Agreement), each of which shall be in such form and dated as of such date as the Parties shall reasonably agree.

(27) “Designated Party” shall have the meaning set forth in Section 6.1(e).

(28) “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 8-A) filed with the Commission prior to the Effective Date by or on behalf of any Party or any of its Affiliates, and also including any Form 8-K filed in connection with the Separation and Distribution as well as any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the transfer or distribution of any security of such Party or any of its Affiliates in connection with the Separation and Distribution.

(29) “Distribution” shall mean the distribution by Questar of all of the issued and outstanding shares of QEP Common Stock to holders of record of shares of Questar Common Stock as of the Record Date on the basis of one (1) share of QEP Common Stock for each issued and outstanding share of Questar Common Stock.

(30) “Distribution Date” shall mean June 30, 2010, or such later date as shall be determined by the Board of Directors of Questar to be the date on which the Distribution shall occur.

(31) “Distrigas Percentage” shall mean the following:

QEP = 56.33%

Questar = 43.67%

(32) “D&O Tail Policies” shall have the meaning set forth in Section 10.2(a).

(33) “Effective Date” shall mean June 30, 2010.

(34) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and between Questar and QEP, dated as of the date hereof and substantially in the form attached as Exhibit A hereto.

(35) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(36) “Exclusive QEP Contingent Gain” means any Contingent Gain if such Contingent Gain primarily relates to the QEP Business, including the matters listed or described on Schedule 1.1(36), or if such Contingent Gain is expressly assigned to QEP pursuant to this Agreement or any Ancillary Agreement.

(37) “Exclusive QEP Contingent Liability” means any Contingent Liability if such Contingent Liability primarily relates to the QEP Business, including the matters listed or described on Schedule 1.1(37), or if such Contingent Liability is expressly assigned to QEP pursuant to this Agreement or any Ancillary Agreement.

(38) “Exclusive Questar Contingent Gain” means any Contingent Gain if such Contingent Gain primarily relates to the Questar Business, including the matters listed or described on Schedule 1.1(38), or if such Contingent Gain is expressly assigned to Questar pursuant to this Agreement or any Ancillary Agreement.

(39) “Exclusive Questar Contingent Liability” means any Contingent Liability if such Contingent Liability primarily relates to the Questar Business, including the matters listed or described on Schedule 1.1(39), or if such Contingent Liability is expressly assigned to Questar pursuant to this Agreement or any Ancillary Agreement.

(40) “Fiduciary Tail Policies” shall have the meaning set forth in Section 10.2(b).

(41) “Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, government action or inaction, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

(42) “Form 8-A” shall mean the registration statement on Form 8-A filed by QEP with the Commission in connection with the Distribution and any amendments thereto.

(43) “Former QEP Employee” shall have the meaning set forth in the Employee Matters Agreement.

(44) “Former Questar Employee” shall have the meaning set forth in the Employee Matters Agreement.

(45) “Governmental Approvals” shall mean any notices or reports required to be submitted to, or other filings required to be made with, or any consents, registrations, approvals, permits or authorizations required to be obtained from, any Governmental Entity.

(46) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any official thereof.

(47) “Group” shall mean either the QEP Group or the Questar Group.

(48) “Guaranty Release” shall have the meaning set forth in Section 2.11(b).

(49) “Indebtedness” shall mean (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by any Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit, and

(vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

(50) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, indirect, punitive damages (other than special, consequential, indirect and/or punitive damages awarded to any third party against an indemnified party).

(51) “Indemnifying Party” shall have the meaning set forth in Section 7.4(b).

(52) “Indemnitee” shall have the meaning set forth in Section 7.4(b).

(53) “Indemnity Payment” shall have the meaning set forth in Section 7.6(a).

(54) “Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding, and other technical, financial, employee or business information or data.

(55) “Insurance Administration” shall mean, with respect to each Third Party Shared Policy: (i) the accounting and allocation of premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of such Third Party Shared Policy; (ii) the reporting to the relevant unaffiliated, third-party insurer that issues such Third Party Shared Policy of any losses or claims which may be covered by such Third Party Shared Policy; and (iii) the distribution of Insurance Proceeds related to such Third Party Shared Policy, subject to the terms of ARTICLE X.

(56) “Insurance Proceeds” shall mean those monies (i) received by an insured from an unaffiliated third-party insurer under any Third Party Shared Policy, or (ii) paid by such third-party insurer on behalf of an insured under any Third Party Shared Policy, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

(57) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Third Party Shared Policies, whether or not subject to deductibles, co-insurance, inability to collect or retrospectively-rated premium adjustments.

(58) “Intellectual Property” shall mean all intellectual property and industrial property rights of any kind or nature, including all United States and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) Trademarks, (iii) copyrights, whether statutory or common law, registered or unregistered and published or unpublished, (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) rights in Software, (vii) trade secrets and all other confidential information, know-how, inventions, improvements, proprietary processes, formulae, models and methodologies, (viii) rights to personal information, (ix) telephone numbers and internet protocol addresses, (x) rights, priorities and privileges arising under applicable law in the foregoing and in other similar intangible assets, (xi) applications and registrations for the foregoing, and (xii) rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing.

(59) “Intercompany Accounts” shall mean any receivable, payable or loan between any member of the Questar Group, on the one hand, and any member of the QEP Group, on the other hand that exists prior to the Effective Date and is reflected in the Records of the relevant members of the Questar Group and the QEP Group, except for any such receivable, payable or loan that arise pursuant to this Agreement or any other Ancillary Agreement.

(60) “Internal Contribution” shall have the meaning set forth in Section 3.1(iii).

(61) “Internal Distribution” shall have the meaning set forth in Section 3.1(ii).

(62) “Law” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

(63) “Liabilities” shall mean any and all debts, liabilities, and obligations, whether accrued or fixed, absolute or contingent, matured or not matured, reserved or unreserved, or determined or determinable of any kind or nature whatsoever, including those arising under any Law or Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity, and those arising under any Contract or any fines, damages or equitable relief which may be imposed in connection with any of the foregoing and including all costs and expenses related thereto.

(64) “Liable Party” shall have the meaning set forth in Section 2.10(b).

(65) “Licensed Trademarks” shall have the meaning set forth in Section 5.2(d).

(66) “NYSE” shall mean the New York Stock Exchange.

(67) “Other Parties’ Auditors” shall have the meaning set forth in Section 5.3(a)(ii).

(68) “Other Party” shall have the meaning set forth in Section 2.10(a).

(69) “Other Party Marks” shall have the meaning set forth in Section 5.2(a).

(70) “Party” shall have the meaning set forth in the preamble hereof.

(71) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(72) “Plan” shall have the meaning set forth in the Employee Matters Agreement.

(73) “Policies” shall mean insurance policies and insurance Contracts of any kind (other than life and benefits policies or Contracts), including but not limited to primary, fronted or alternative risk, excess and umbrella policies for commercial general and automobile liability exposures; director and officer liability and fiduciary liability policies; aircraft, property, business interruption, builders risk and control of well policies; workers’ compensation policies; and employee dishonesty and commercial crime policies; and surety bonds, any of which may be self-insured in whole or in part, together with the rights, benefits and privileges thereunder.

(74) “Pre-Separation Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to

(A) the Commission,

(B) any other Governmental Entity, or

(C) holders of any securities of Questar or any of its Affiliates,

prior to the Effective Date by Questar, QEP, or any of their respective Affiliates, in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(75) “Prime Rate” shall mean the prime rate of interest (the base rate on corporate loans) as published under “Money Rates” in The Wall Street Journal.

(76) “QEP” shall have the meaning set forth in the preamble hereto.

(77) “QEP Accounts” shall have the meaning set forth in Section 2.5(a).

(78) “QEP Assets” shall mean, subject to ARTICLE X, all Assets owned, leased or held by any member of the QEP Group immediately prior to the Effective Date, including any Assets acquired by a member of the QEP Group pursuant to this Agreement, all Assets reflected on the QEP Balance Sheet or any subledger thereto as of the Effective Date, all QEP Contracts, the QEP Books and Records, any Asset arising from or primarily related to an QEP Liability including any Actions constituting QEP Liabilities, the proceeds from any sale, loss or other disposition of any QEP Assets, any Exclusive QEP Contingent Gain and all QEP Accounts, but excluding from any of the foregoing QEP’s ownership interests in Wexpro.

(79) “QEP Business” shall mean the following businesses:

(i) Questar’s exploration and production business, which acquires, explores for, develops and produces natural gas, oil and natural gas liquids;

(ii) Questar’s gas management business, which provides midstream field services including natural gas-gathering and processing services for affiliates and third parties, and which operates the Rendezvous Pipeline and the Clear Creek Storage facility which are interstate natural gas pipelines and facilities regulated by the Federal Energy Regulatory Commission;

(iii) Questar’s energy trading business, which markets equity and third-party gas and oil, provides risk-management services, and owns and operates an underground gas-storage reservoir;

(iv) any other business, operations, or assets where such business was conducted primarily through the use of the QEP Assets prior to the Effective Date; and

(v) the businesses and operations of Business Entities acquired or established by or for any member of the QEP Group after the Effective Date;

provided, however, the QEP Business shall not include Wexpro or the business of Wexpro.

(80) “QEP Balance Sheet” means the unaudited pro forma condensed consolidated balance sheet as of March 31, 2010, as adjusted for the Separation and Distribution, to be filed with the Commission by QEP.

(81) “QEP Books and Records” means the corporate books and records (whether in hard copy or electronic format and including all minute books, corporate charters and by-laws or comparable constitutive documents, records of share issuances and related corporate records) of any member of the QEP Group and such other books and records, including operating, accounting, engineering, corporate department and any other written record, whether in hard copy or electronic format, to the extent they primarily relate to the QEP Business, the QEP Assets or the QEP Liabilities, including, without limitation, all such books and records primarily relating to QEP Employees as of the Effective Date, the purchase of materials, supplies and services, dealings with customers of the QEP Business, and all files relating to any action the liability with respect to which is an QEP Liability, except that no portion of the books and records of the Questar Group containing minutes of meetings of any board of directors of any of them shall be included. Notwithstanding the foregoing, “QEP Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes.

(82) “QEP Common Stock” shall have the meaning set forth in the recitals hereto.

(83) “QEP Contracts” shall mean any Contracts to which any member of the QEP Group is a party or by which any member of the QEP Group or any of their respective Assets is bound, including any such Contract or part thereof that is expressly contemplated to be transferred or assigned to any member of the QEP Group pursuant to any provision of this Agreement or any Ancillary Agreement, but excluding any such Contract or part thereof that is expressly contemplated to be transferred or assigned to (or remain with) any member of the Questar Group pursuant to any provision of this Agreement or any Ancillary Agreement.

(84) “QEP Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to

(A) the Commission,

(B) any other Governmental Entity, or

(C) holders of any securities of any member of the QEP Group,

on or after the Effective Date by or on behalf of any member of the QEP Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(85) “QEP Employee” shall have the meaning set forth in the Employee Matters Agreement.

(86) “QEP Group” shall mean QEP and each Person identified on Schedule 1.1(86), and each Person that is or becomes a Subsidiary of QEP at or after the Effective Date.

(87) “QEP Indemnitees” shall mean each member of the QEP Group, their respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(88) “QEP Liabilities” shall mean:

(i) the Liabilities listed or described on Schedule 1.1(88)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the QEP Group;

(ii) any and all Liabilities of any member of the QEP Group primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the QEP Business, as conducted at any time prior to, on or after the Effective Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the QEP Group (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the QEP Group at any time after the Effective Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative any member of the QEP Group after the Effective Date (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) the QEP Business or any QEP Assets, whether arising before, on or after the Effective Date;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested Business Entity, business, real property, Asset or operation formerly and primarily owned or managed by, or associated with, any member of the QEP Group;

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of or result from matters related to businesses, operations, assets or liabilities allocated to QEP in the Separation pursuant to this Agreement; and

(B) any QEP Disclosure;

(v) any and all Liabilities, including those Liabilities listed on Schedule 1.1(88)(v), relating to, arising out of or resulting from any Indebtedness (including debt securities) of any member of the QEP Group (whether incurred prior to, on or after the Effective Date);

(vi) any Exclusive QEP Contingent Liability;

(vii) any and all Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(88)(vii); and

(viii) any and all obligations of an insured Person under each Third Party QEP Policy, and each Third Party Shared Policy to the extent related to or arising out of the QEP Business.

(ix) Notwithstanding the foregoing, the QEP Liabilities shall in any event not include:

(A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the Questar Group, including any Liabilities set forth on Schedule 1.1(101)(i);

(B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service of QEP Employees, which shall be exclusively governed by the Employee Matters Agreement;

(C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement; and

(D) any Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(101)(vii).

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE AN QEP LIABILITY SOLELY AS A RESULT OF QEP OR ANY OTHER MEMBER OF THE QEP GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

(89) “QEP Percentage” shall mean 56.33% or, with respect to those matters listed or described on Schedule 1.1(123)(iv), the percentage allocated to QEP therein with respect to each specific item (if so allocated).

(90) “Questar” shall have the meaning set forth in the preamble hereof.

(91) “Questar Accounts” shall have the meaning set forth in Section 2.5(a).

(92) “Questar Assets” shall mean, subject to ARTICLE X, all Assets owned, leased or held by any member of the Questar Group immediately prior to the Effective Date, including the ownership interests in Wexpro, any Assets acquired by a member of the Questar Group pursuant to this Agreement, all Questar Contracts, the Questar Books and Records, any Asset arising from or primarily related to a Questar Liability including any Actions constituting Questar Liabilities, the proceeds from any sale, loss or other disposition of any Questar Assets, all Questar Contracts, any Exclusive Questar Contingent Gain and all Questar Accounts.

(93) “Questar Books and Records” means the corporate books and records (whether in hard copy or electronic format and including all minute books, corporate charters and by-laws or comparable constitutive documents, records of share issuances and related corporate records) of any member of the Questar Group and such other books and records, including operating, accounting, engineering, corporate department and any other written record, whether in hard copy or electronic format, to the extent they primarily relate to the Questar Business, the Questar Assets or the Questar Liabilities, including, without limitation, all such books and records primarily relating to Questar Employees as of the Effective Date, the purchase of materials, supplies and services, dealings with customers of the Questar Business, and all files relating to any action the liability with respect to which is an Questar Liability, except that no portion of the books and records of the QEP Group containing minutes of meetings of any board of directors of any of them shall be included. Notwithstanding the foregoing, “Questar Books and Records” shall not include any Tax Returns or other information, documents or materials relating to Taxes.

(94) “Questar Business” shall mean:

(i) Questar’s natural-gas retail distribution business, which provides retail natural gas distribution services in Utah, Wyoming and Idaho;

(ii) Questar’s natural-gas pipeline business, which provides interstate natural gas transportation and storage and other energy services, (other than with respect to the Rendezvous Pipeline and the Clear Creek Storage facility referred to in clause (ii) of the definition of QEP Business above);

(iii) Wexpro, which manages, develops and produces cost-of-service reserves for Questar’s natural-gas retail distribution business;

(iv) any other business, operations, or assets where such business was conducted primarily through the use of the Questar Assets prior to the Effective Date; and

(v) the businesses and operations of Business Entities acquired or established by or for any member of the Questar Group after the Effective Date.

(95) “Questar Common Stock” shall mean the issued and outstanding shares of common stock of Questar.

(96) “Questar Contracts” shall mean any Contracts to which any member of the Questar Group is a party or by which any member of the Questar Group or any of their respective Assets is bound, including any such Contract or part thereof that is expressly contemplated to be transferred or assigned to any member of the Questar Group pursuant to any provision of this Agreement or any Ancillary Agreement, but excluding any such Contract or part thereof that is expressly contemplated to be transferred or assigned to (or remain with) any member of the QEP Group pursuant to any provision of this Agreement or any Ancillary Agreement.

(97) “Questar Disclosure” shall mean any form, statement, schedule or other material (other than the Disclosure Documents) filed with or furnished to

(A) the Commission,

(B) any other Governmental Entity, or

(C) holders of any securities of any member of the Questar Group,

on or after the Effective Date by or on behalf of any member of the Questar Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(98) “Questar Employee” shall have the meaning set forth in the Employee Matters Agreement.

(99) “Questar Group” shall mean Questar and each Person identified on Schedule 1.1(99), and each Person that is or becomes a Subsidiary of Questar at or after the Effective Date.

(100) “Questar Indemnitees” shall mean each member of the Questar Group, and each of their respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(101) “Questar Liabilities” shall mean:

(i) the Liabilities listed or described on Schedule 1.1(101)(i) and any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained, assumed or retired by any member of the Questar Group;

(ii) any and all Liabilities of any member of the Questar Group, primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the Questar Business, as conducted at any time prior to, on or after the Effective Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the Questar Group (whether or not such act or failure to act is or was within such Person’s authority));

(B) the operation or conduct of any business conducted by any member of the Questar Group at any time after the Effective Date (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of any member of the Questar Group after the Effective Date (whether or not such act or failure to act is or was within such Person’s authority)); or

(C) the Questar Business or any Questar Assets, whether arising before, on or after the Effective Date;

(iii) any and all Liabilities to the extent relating to, arising out of or resulting from any terminated, discontinued or divested Business Entity, business, real property, Asset or operation formerly and primarily owned or managed by, or associated with, any member of the Questar Group or any Questar Business;

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from:

(A) any Pre-Separation Disclosure, but only to the extent such Liabilities arise out of, or result from, matters related to businesses, operations, assets or liabilities allocated to Questar in the Separation pursuant to this Agreement; and

(B) any Questar Disclosure;

(v) any and all Liabilities, including those Liabilities listed on Schedule 1.1(101)(v), relating to, arising out of or resulting from any Indebtedness (including debt securities) of any member of the Questar Group (whether incurred prior to, on or after the Effective Date);

(vi) any Exclusive Questar Contingent Liability;

(vii) any and all Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(101)(vii);

(viii) any and all obligations of an insured Person under each Third Party Questar Policy and each Third Party Shared Policy to the extent related to or arising out of the Questar Business; and

(ix) Notwithstanding the foregoing, the Questar Liabilities shall not in any event include:

(A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement as Liabilities to be retained or assumed by any member of the QEP Group, including any Liabilities set forth on Schedule 1.1(88)(i);

(B) any Liabilities related or attributable to, or arising in connection with, the employment, service, termination of employment or termination of service of Questar Employees, which shall be exclusively governed by the Employee Matters Agreement;

(C) any Liabilities related or attributable to, or arising in connection with, Taxes or Tax Returns, which shall be exclusively governed by the Tax Matters Agreement; and

(D) any Liabilities of the guarantor under the guarantees listed or described on Schedule 1.1(88)(vii).

FOR THE AVOIDANCE OF DOUBT, NO LIABILITY SHALL BE A QUESTAR LIABILITY SOLELY AS A RESULT OF QUESTAR OR ANY OTHER MEMBER OF THE QUESTAR GROUP BEING NAMED AS PARTY TO, OR IN, ANY ACTION.

(102) “Questar Percentage” means 43.67% or, with respect to those matters listed or described on Schedule 1.1(123)(iv), the percentage allocated to Questar therein with respect to each specific item (if so allocated).

(103) “Record Date” shall mean the date to be determined by the Board of Directors of Questar as of the record date for the Distribution.

(104) “Records” shall mean any Contracts, documents, books, records or files.

(105) “Rules” shall have the meaning set forth in Section 9.2.

(106) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time that reference is made thereto.

(107) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(108) “Separation” shall have the meaning set forth in the recitals hereto.

(109) “Software” shall mean all computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and technology supporting the foregoing, and all documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

(110) “Subsidiary” shall mean with respect to any Person (i) a corporation, twenty-five percent (25%) or more of the voting capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns twenty-five percent (25%) or more of the equity economic interest thereof or has the power to elect or direct the election of twenty-five percent (25%) or more of the members of the governing body of such entity or has control over such entity (e.g., as the managing partner of a partnership).

(111) “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(112) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and between Questar and QEP dated as of the date hereof, and substantially in the form attached as Exhibit B hereto.

(113) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(114) [Intentionally Left Blank]

(115) “Third Party Claim” shall have the meaning set forth in Section 7.4(b).

(116) “Third Party QEP Policies” shall mean all Policies, whether or not in force on the Effective Date, issued by unaffiliated third-party insurers to Questar, QEP, or any of their respective Affiliates, which cover risks that relate exclusively to the QEP Business.

(117) “Third Party Proceeds” shall have the meaning set forth in Section 7.6(a).

(118) “Third Party Shared Policies” shall mean all Policies, whether or not in force on the Effective Date, issued by unaffiliated third-party insurers to Questar, QEP, or any of their respective Affiliates, which cover risks that relate to both the Questar Business and the QEP Business. For the avoidance of doubt, Third Party Shared Policies shall not include any Third Party QEP Policies or Third Party Questar Policies.

(119) “Third Party Questar Policies” shall mean all Policies, whether or not in force on the Effective Date, issued by unaffiliated third-party insurers to Questar, QEP, or any of their respective Affiliates, which cover risks that relate exclusively to the Questar Business.

(120) “Trademarks” shall mean all United States and foreign trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing.

(121) “Transition Services Agreement” shall mean the Transition Services Agreement by and between Questar and QEP, dated as of the date hereof, and substantially in the form attached as Exhibit C hereto.

(122) “Unallocated Contingent Gain” shall mean any Contingent Gain that is not an Exclusive Questar Contingent Gain or an Exclusive QEP Contingent Gain.

(123) “Unallocated Liability” shall mean, without duplication:

(i) any and all Liabilities of Questar, QEP, or any of their respective Affiliates, that accrue prior to the Effective Date that are neither an QEP Liability nor a Questar Liability;

(ii) any and all Contingent Liabilities that are neither an Exclusive Questar Contingent Liability nor an Exclusive QEP Contingent Liability

(iii) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from a misstatement or omission contained in the sections of the Form 8-K filed in connection with the Separation; or

(iv) any and all Liabilities of Questar, QEP, or any of their respective Affiliates, relating to, arising out of, or resulting from, the matters listed or described on Schedule 1.1(123)(iv).

(124) “Wexpro” shall mean Wexpro Company, a wholly owned subsidiary of QEP as of the date hereof, which shall be a wholly owned subsidiary of Questar at the Distribution Date.

(125) “Wexpro Agreement” means that certain Wexpro Stipulation and Agreement by and among Wexpro and the other parties thereto, effective August 1, 1981.

(126) “Wexpro Guideline Letters” means those certain letters establishing guidelines for performance under the Wexpro Agreement.

(127) “Wyoming Courts” shall have the meaning set forth in Section 11.20(b).

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the Board of Directors of a Party may be taken by a committee of the Board of Directors of such Party if properly delegated by the Board of Directors of a Party to such committee. Unless the context otherwise requires:

(i) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(ii) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;

(iii) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement; and

(iv) references in this Agreement to any time shall be to New York City, New York time unless otherwise expressly provided herein.

Section 1.3 Effective Date. This Agreement shall be effective as of the Effective Date.

Section 1.4 Tax Matters. The Tax Matters Agreement will govern Questar’s and QEP’s respective rights, responsibilities and obligations after the Separation with respect to Taxes, including ordinary course of business Taxes and Taxes, if any, incurred as a result of any failure of the Separation to qualify as a tax-free reorganization for U.S. federal income tax purposes. The Tax Matters Agreement sets forth the respective obligations of Questar and QEP with respect to the filing of Tax returns, the administration of Tax contests, cooperation and other matters, and imposes certain restrictions on Questar’s and QEP’s ability to engage in certain actions following the Separation. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to Taxes in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Tax Matters Agreement.

Section 1.5 Employee Matters. The Employee Matters Agreement will govern Questar’s and QEP’s respective rights, responsibilities and obligations after the Separation relating to, arising out of, or resulting from the employment, service, termination of employment or termination of service of QEP Employees and Questar Employees. Except as expressly set forth in this Agreement or any Ancillary Agreement, all matters relating to the above in connection with the transactions contemplated by this Agreement shall be governed exclusively by the Employee Matters Agreement.

ARTICLE II.

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, including Section 4.4, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby to separate the QEP Business from the Questar Business.

Section 2.2 Sale of Assets.

(a) On or prior to the Effective Date:

(i) The applicable member of the QEP Group shall sell or cause to be sold, and the applicable member of the Questar Group shall purchase or cause to be purchased from the applicable member of the QEP Group, each of the Assets set forth on Schedule 2.2(a)(i) for an amount of cash equal to the amount set forth next to each such Asset, which such amount is estimated to be the current fair market value of such Asset; and

(ii) The applicable member of the Questar Group shall sell or cause to be sold, and the applicable member of the QEP Group shall purchase or cause to be purchased the applicable member of the Questar Group, each of the Assets set forth on Schedule 2.2(a)(ii) for an amount of cash equal to the amount set forth next to each such Asset, which such amount is estimated to be the current fair market value of such Asset.

(b) Unless otherwise agreed to by the Parties, each of Questar and QEP, as applicable, shall be entitled to designate the applicable member of such Party’s respective Group to which any Assets are to be transferred pursuant to this Section 2.2 or Section 2.7.

Section 2.3 Assumption and Satisfaction of Liabilities. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN ANY ANCILLARY AGREEMENT, FROM AND AFTER THE EFFECTIVE DATE, (A) QUESTAR SHALL, OR SHALL CAUSE ANOTHER MEMBER OF THE QUESTAR GROUP TO, ACCEPT, ASSUME (OR, AS APPLICABLE, RETAIN) AND PERFORM, DISCHARGE AND FULFILL, IN ACCORDANCE WITH THEIR RESPECTIVE TERMS, THE QUESTAR LIABILITIES AND THE QUESTAR PERCENTAGE OF ANY UNALLOCATED LIABILITY TO BE ACCEPTED, ASSUMED (OR AS APPLICABLE, RETAINED) PURSUANT TO THIS AGREEMENT, IF ANY, AND (B) QEP SHALL, OR SHALL CAUSE ANOTHER MEMBER OF THE QEP GROUP TO, ACCEPT, ASSUME (OR, AS APPLICABLE, RETAIN) AND PERFORM, DISCHARGE AND FULFILL, IN ACCORDANCE WITH THEIR RESPECTIVE TERMS, THE QEP LIABILITIES AND THE QEP PERCENTAGE OF ANY UNALLOCATED LIABILITY TO BE ACCEPTED, ASSUMED (OR AS APPLICABLE, RETAINED) PURSUANT TO THIS AGREEMENT, IF ANY, IN EACH CASE REGARDLESS OF (I) WHEN OR WHERE SUCH LIABILITIES AROSE OR ARISE, (II) WHERE OR AGAINST WHOM SUCH LIABILITIES ARE ASSERTED OR DETERMINED AND (III) REGARDLESS OF WHETHER ARISING FROM OR ALLEGED TO ARISE FROM NEGLIGENCE, GROSS NEGLIGENCE, RECKLESSNESS, VIOLATION OF LAW, WILLFUL MISCONDUCT, BAD FAITH, FRAUD OR MISREPRESENTATION BY ANY MEMBER OF THE QUESTAR GROUP OR THE QEP GROUP, AS THE CASE MAY BE, OR ANY OF THEIR PAST OR PRESENT RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS, AND (IV) REGARDLESS OF WHICH ENTITY IS NAMED IN ANY ACTION ASSOCIATED WITH ANY LIABILITY. TO THE EXTENT THAT QEP SHALL BE LIABLE FOR ANY PORTION OF ANY QUESTAR LIABILITY, SUCH OBLIGATION SHALL BE SATISFIED BY NETTING THE AMOUNT OF QEP’S PORTION OF SUCH QUESTAR LIABILITY FROM THE INTERNAL CONTRIBUTION PURSUANT TO SECTION 3.1(iii), EXCEPT WITH RESPECT TO SECTION 2.13 AS REFLECTED IN SCHEDULE 2.4(a) HEREOF.

Section 2.4 Intercompany Accounts.

(a) Each Intercompany Account outstanding immediately prior to the Distribution Date, if any, in any general ledger account of Questar, QEP or any member of their respective Groups, other than those set forth on Schedule 2.4(b), but including those items set forth on Schedule 2.4(a), shall be satisfied and/or settled by the relevant members of the Questar Group and the QEP Group no later than the Distribution Date by cash payment by the relevant obligor to the relevant obligee or, in the case of those items set forth on Schedule 2.4(a), by offsetting against the Internal Contribution, in each case as agreed to by the Parties or if such amounts are not known on the Distribution Date, within 45 days of the Distribution Date. In the event items on Schedule 2.4(a) are estimated at the Distribution Date, Questar and QEP agree to true up to actual and settle such amounts on the earliest date actual amounts become known but in no event later than September 1, 2011.

(b) Each Intercompany Account outstanding immediately prior to the Distribution Date, if any, under any of the general ledger accounts of Questar, QEP or any member of their respective Groups as set forth on Schedule 2.4(b) shall continue to be outstanding after the Distribution Date (unless previously satisfied in accordance with its terms) and thereafter (i) shall be an obligation of the relevant Party (or the relevant member of such Party’s Group), each responsible for fulfilling its (or a member of such Party’s Group’s) obligations in accordance with the terms and conditions applicable to such obligation, and (ii) shall be for each relevant Party (or the relevant member of such Party’s Group) an obligation to a third party and shall no longer be an Intercompany Account and shall be settled by a cash payment from the obligor party within 45 days of the Distribution Date.

Section 2.5 Bank Accounts; Payments.

(a) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Date (or such other time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by QEP or any other member of the QEP Group (the “QEP Accounts”), including all QEP Accounts listed or described on Schedule 2.5(a), so that such QEP Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Questar or any other member of the Questar Group (the “Questar Accounts”), are de-linked from the Questar Accounts. From and after the Effective Date, no Questar Employee or Former Questar Employee shall have any authority to access or control any QEP Account, except as provided for through the Transition Services Agreement.

(b) The Parties agree to take, or cause the respective members of their respective Groups to take, at the Effective Date (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing the Questar Accounts so that such Questar Accounts, if currently linked to a QEP Account, are de-linked from the QEP Accounts. From and after the Effective Date, no QEP Employee or Former QEP Employee shall have any authority to access or control any Questar Account.

(c) It is intended that, following consummation of the actions contemplated by sections (a) and (b) above, there will be in place a cash management system pursuant to which the QEP Accounts will be managed by QEP.

(d) It is intended that, following consummation of the actions contemplated by sections (a) and (b) above, there will be in place a cash management system pursuant to which the Questar Accounts will be managed by Questar.

(e) With respect to any outstanding checks issued by Questar, QEP, or any of their respective Subsidiaries prior to the Effective Date, such outstanding checks shall be honored following the Effective Date by the entity or Group owning the account on which the check is drawn.

(f) As between the two Parties (and the members of their respective Groups) all payments and reimbursements received after the Effective Date by any Party (or member of its Group) that relate to a Business, Asset or Liability of another Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

Section 2.6 Limitation of Liability.

(a) Except as otherwise expressly provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of each other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement (but excluding any such information included in a Disclosure Document) which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Effective Date (that is not memorialized by an Ancillary Agreement), and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts, arrangements, course of dealings or understandings between it or any members in its Group and the other Party, or any members of its Group, effective as of the Effective Date listed on Schedule 2.6(b), and any such Liability, whether or not in writing, arising from an Ancillary Agreement listed on Schedule 2.6(b), is hereby irrevocably cancelled, released and waived effective as of the Effective Date. For the avoidance of doubt, no such terminated Ancillary Agreement, Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Date.

(c) The provisions of Section 2.6(b) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i) any Contracts to which any Person other than the Parties and their respective Affiliates is a Party; and

(ii) any Contract, agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary or non-wholly-owned Affiliate of Questar or QEP is a Party.

Section 2.7 Transactions Not Effected On or Prior to the Effective Date.

(a) To the extent that any transaction contemplated by this ARTICLE II shall not have been consummated on or prior to the Effective Date, the Parties shall cooperate to effect such transaction as promptly following the Effective Date as shall be practicable. Nothing herein shall be deemed to require the sale or acquisition of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be sold, acquired or assumed, as applicable; provided, however, that the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the sale and acquisition of all Assets and the assumption of all Liabilities contemplated to be sold, acquired or assumed, as applicable, pursuant to this ARTICLE II. In the event that any such transaction has not been consummated from and after the Effective Date (i) the Party (or relevant member in its Group) retaining any Assets intended to be sold pursuant to Section 2.2 shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to assume such Liability pursuant to Section 2.3 shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset or Liability is to be sold or assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been sold or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Date to the relevant member of the Questar Group or the QEP Group, as the case may be, entitled to the receipt of such Asset or Liability.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of the sale of any Asset or the assumption of any Liability pursuant to Section 2.7(a), are obtained or satisfied, the sale, assignment or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement and/or the applicable Ancillary Agreement as promptly as practicable after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of conditions.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the sale or assignment of such Asset or the deferral of the assumption of such Liability pursuant to Section 2.7(a) shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) intending to purchase such Asset or assume such Liability, other than reasonable out-of-pocket attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party intending to purchase such Asset or assume such Liability (or relevant member of its Group).

(d) On and prior to the twenty-four (24) month anniversary of the Effective Date, as applicable, if it is determined that a Party (or any member of its Group) owned as of the Effective Date (and continues to own), all or any portion of any Asset which was intended by the terms of this Agreement to be sold to the other Party (or any member of its Group) or that is agreed by such Party and the other Party in their good faith judgment to be an Asset all or any portion of which more properly belongs to the other Party, then the Party owning such Asset shall sell or shall cause all or any such portion of such Asset to be sold for cash to the Party (or relevant member of its Group) identified as the appropriate owner of such Asset for the estimated current fair market value of such Asset, and following such sale, such Asset (or the applicable portion thereof) shall be an QEP Asset or Questar Asset, as the case may be. In connection with such sale, the acquiring party shall assume all or an applicable portion of the Liabilities related to such Asset. Following the twenty-four (24) month anniversary of the Effective Date, no Party (or relevant member of its Group) shall be obligated to sell or otherwise transfer any newly recognized Asset that would have been sold to the other Party (or relevant member of its Group) had such Asset been recognized at the Effective Date.

(e) After the Effective Date, each Party (or any member of its Group) may receive mail, telegrams, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Date, each Party authorizes the other Party (or any member of its Group) to receive and open all mail, telegrams, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party, the receiving party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 11.6. The provisions of this Section 2.7(e) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or its members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of the other Party (or any member of its Group) for service of process purposes.

Section 2.8 Conveyance and Assumption Instruments. In connection with, and in furtherance of, the sale and conveyances of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or prior to the Effective Date, by the appropriate entities, the Conveyance and Assumption Instruments, if any, necessary to evidence the valid and effective assumption by the applicable Party (or any member of its Group) of its assumed Liabilities, and the valid sale and conveyance to the applicable Party (or member of such Party’s Group) of all right, title and interest in and to its acquired Assets, including the instruments described in Section 2.12. Further, the Parties recognize and acknowledge that Questar, by and through its subsidiary, Questar Pipeline Company, holds operating rights in federal or state oil and gas leases that were in effect prior to

August 1, 1981 and listed as leases subject to the Wexpro Stipulation and Agreement for its gas storage reservoirs commonly referred to as Clay Basin, Leroy, Coalville and Chalk Creek storage reservoirs. To the extent that QEP holds any operating rights in said federal, fee or state oil and gas leases as to the approved storage zone or formation for these gas storage reservoirs, QEP shall convey, transfer, and assign any and all of its operating rights in and to said storage zones or formations within the governmentally approved boundary for these storage reservoirs to Questar Pipeline.

Section 2.9 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.7, each of the Parties shall cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Effective Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions specifically contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, each Party shall cooperate with the other Party, from and after the Effective Date, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements and with the best interest of the Party whose cooperation is requested, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions specifically contemplated hereby and thereby.

Section 2.10 Novation of Liabilities; Consents.

(a) Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other obligations or Liabilities for which a member of such Party’s Group and a member of the Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement (such other Party, the “Other Party”), or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other

Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party; provided, however, that the Other Party shall not be obligated to extend, renew or otherwise cause such Contract, license or other obligation to remain in effect beyond the term in effect as of the Effective Date. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Party or to another member of such Party’s Group liable for such Liability (the “Liable Party”) all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities.

Section 2.11 Guarantees.

(a) Questar shall (with the commercially reasonable cooperation of QEP and the other members of the QEP Group) use its commercially reasonable efforts, if so requested by QEP, to have any member of the QEP Group removed as guarantor of, or obligor for, any Questar Liability, with respect to those guarantees listed or described on Schedule 2.11(a).

(b) QEP shall (with the commercially reasonable cooperation of Questar and the other members of the Questar Group) use its commercially reasonable efforts, if so requested by Questar, to have any member of the Questar Group removed as guarantor of, or obligor for, any QEP Liability, with respect to those guarantees listed or described on Schedule 2.11(b) (each of the releases referred to in paragraphs (a) and (b) of this subsection, a “Guaranty Release”).

(c) Until Questar or QEP is able to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.11, each of Questar and QEP agree to use their commercially reasonable efforts to not renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, guarantee, lease, contract or other obligation for which another Party is or may be liable unless (i) all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party or (ii) in the event a Guaranty Release is not obtained and such first Party wishes to extend the term of such guaranteed loan, guarantee, lease, contract or other obligation then such first Party shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guarantee.

(d) For the avoidance of doubt, each of the items listed or described on Schedule 2.11(a) are Questar Liabilities and, notwithstanding whether the guarantees are removed pursuant to Section 2.11(a), such guarantees shall continue to be Questar Liabilities and Questar shall indemnify and hold harmless all QEP Indemnitees against any Indemnifiable Loss arising from or relating thereto in accordance with the provisions of ARTICLE VII.

(e) For the avoidance of doubt, each of the items listed or described on Schedule 2.11(b) are QEP Liabilities and, notwithstanding whether the guarantees are removed pursuant to Section 2.11(b), such guarantees shall continue to be QEP Liabilities and QEP shall indemnify and hold harmless all Questar Indemnitees against any Indemnifiable Loss arising from or relating thereto in accordance with the provisions of ARTICLE VII.

(f) Each of the Parties shall, and shall cause the other members of their respective Groups to, use their commercially reasonable efforts to evaluate or to assist the other Party in evaluating any guarantee required to be so evaluated by FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others.”

Section 2.12 Wexpro Property Title Transfer. On or prior to July 1, 2011, QEP Energy Company (f/k/a Questar Exploration and Production Company), Wexpro and such other members of the Questar Group or QEP Group as necessary, shall execute such deeds (without warranty of title) and other instruments as the Parties may mutually deem appropriate, including Bureau of Land Management forms of Transfer of Operating Rights, to transfer title to Wexpro Company’s interest in the Productive Gas and Oil Reservoirs and the Prior Wells and Development Wells (as defined in the Wexpro Agreement and Wexpro Guideline Letters) from QEP Energy Company to Wexpro Company. Notwithstanding the forgoing, the transfers described in this Section 2.12 shall not affect how ownership of the interests and rights described in this Section 2.12 is reported for tax purposes, and such interests and rights shall have been considered Questar Assets prior to such transfers and shall continue to be treated as Questar Assets for all purposes of this Agreement.

Section 2.13 Questar Building Lease Agreements. Pursuant to the Amended and Restated Lease Agreement (Lease Agreement) dated as of July 6, 2005, between Wells REIT II and Questar Corporation for its main office located at 180 East 200 South, Salt Lake City, Utah, (Leased Premises) the Parties agree that any and all costs incurred by Questar Corporation (and not otherwise covered by its Sublessees of the Leased Premises) upon surrender of the Leased Premises to the Lessor (as defined in the Lease Agreement) shall be borne and paid by the Parties under the “Distrigas” formula using the Distrigas Percentages.

Section 2.14 Questar Non-Profit Foundations. Questar has organized and maintained three non-profit foundations by contributing company stock to help sustain these foundations. Questar will retain all rights, interests and obligations with respect to the Questar Arts Foundation and the Questar Native American Foundation. Questar will split the Questar Education Foundation and transfer certain assets to the QEP Resources Education Foundation as set forth on Schedule 2.14 with QEP serving as trustee of such Foundation.

Section 2.15 Disclaimer of Representations and Warranties. EACH OF QUESTAR (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE QUESTAR GROUP), AND QEP (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE QEP GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR

OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS SOLD OR LIABILITIES ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ANY ASSETS SOLD PURSUANT TO THIS AGREEMENT ARE BEING SOLD ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NOTWITHSTANDING THE FORGOING, THIS SECTION 2.15 SHALL NOT APPLY TO THE WEXPRO CONVEYANCE, ASSIGNMENT, BILL OF SALE AND AGREEMENT.

ARTICLE III.

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 Questar Reorganization. The Parties agree to take, or cause the members of their respective Groups to take, prior to the Distribution, all actions necessary, subject to the terms of this Agreement to effectuate the reorganization of Questar, QEP and their respective Affiliates, in order to separate the QEP Business and the Questar Business, including the following actions:

(i) QEP will effect a stock split of its common stock whereby each share of QEP Common Stock will be exchanged at a specified conversion ratio for a larger number of shares of QEP Common Stock so that the number of outstanding shares of QEP Common Stock is equal to the number of outstanding shares of Questar Common Stock on the Record Date;

(ii) QEP will distribute 100% of the stock of Wexpro to Questar (“Internal Distribution”); and

(iii) Questar will contribute $250 million to QEP (“Internal Contribution”) net of QEP’s estimated liabilities as set forth on Schedule 2.4(a).

(iv) Except as set forth in Section 2.4, the Parties acknowledge and agree that QEP and the other members of the QEP Group will make no distributions or other transfers of cash or other Assets to Questar or any member of the Questar Group after the date of this Agreement, and Questar shall not cause any such distributions or transfers to occur.

Section 3.2 Certificate of Incorporation; Bylaws. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and amended and restated by-laws of QEP attached hereto as Exhibit D and Exhibit E.

Section 3.3 Directors. On or prior to the Distribution Date, Questar shall take all necessary action to cause the Board of Directors of QEP to consist of the individuals identified on Exhibit F hereto, provided, however, that if Questar terminates the Separation for any reason after designating such individuals as directors of QEP, QEP’s Board of Directors shall revert to the composition as it was prior to any changes or designations made in anticipation of the Separation.

Section 3.4 Resignations.

(a) Subject to Section 3.4(b), on the Effective Date, (i) Questar shall cause all its employees and any employees of its Affiliates who do not become QEP Employees immediately following the Effective Date to resign, effective as of the Effective Date, from all positions as officers or directors of any member of the QEP Group in which they serve, and (ii) QEP shall cause all QEP Employees to resign, effective as of the Effective Date, from all positions as officers or directors of any member of the Questar Group in which they serve.

(b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the applicable Disclosure Document as the Person who is to hold such position or office following the Distribution.

Section 3.5 Ancillary Agreements. On or prior to the Effective Date, Questar and QEP shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, any applicable Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

ARTICLE IV.

THE DISTRIBUTION

Section 4.1 Distribution. Subject to conditions and other terms in this ARTICLE IV, Questar will cause the Agent on the Distribution Date to distribute all of the outstanding shares of QEP Common Stock then owned by Questar to holders of Questar Common Stock on the Record Date, and to credit the appropriate number of such shares of QEP Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of QEP Common Stock. For stockholders of Questar who own Questar Common Stock through a broker or other nominee, their shares of QEP Common Stock will be credited to their respective accounts by such broker or nominee. Subject to conditions and other terms in this ARTICLE IV, each holder of Questar Common Stock on the Record Date (or such holder’s designated transferee or transferees) will be entitled to receive one share of QEP Common Stock for each share of Questar Common Stock held by such stockholder as provided in the defined term “Distribution”, which distribution ratio has previously been determined by the Board of Directors of Questar. No action by any such stockholder shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares, including factional shares, of QEP Common Stock such stockholder is entitled to in the Distribution.

Section 4.2 Fractional Shares. Questar stockholders who, after aggregating the number of shares of QEP Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of QEP Common Stock in the Distribution, will receive such fractional shares and not cash in lieu thereof.

Section 4.3 Actions in Connection with the Distribution.

(a) QEP shall file such amendments and supplements to its Form 10 (initially filed with the Commission on April 12, 2000), as amended, as Questar may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing a Form 8-A and such amendments and supplements to the Form 8-A as may be reasonably requested by Questar and/or required by the Commission or federal, state or foreign securities Laws.

(b) QEP shall also prepare, file with the Commission and cause to become effective any registration statements or amendments thereof required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements, including any transactions related to financings or other credit facilities. Promptly after receiving a request from Questar, to the extent requested, QEP shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Questar determines is necessary or desirable to effectuate the Distribution, and Questar and QEP shall each use commercially reasonable efforts to obtain all necessary approvals, if any, from the Commission with respect thereto as soon as practicable.

(c) Promptly after receiving a request from Questar, QEP shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on the NYSE of the QEP Common Stock to be distributed in the Distribution, subject to official notice of distribution.

Section 4.4 Sole Discretion of Questar. Questar shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Questar may, in accordance with Section 11.11, at any time prior to the Distribution Date and from time to time until the completion of the Distribution, decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. None of QEP, any member of the QEP Group, any QEP Employee or any Third Party shall have any right or claim to require the consummation of the Separation or the Distribution, each of which shall be effected at the sole discretion of the Board of Directors of Questar.

Section 4.5 Conditions to Distribution. Subject to Section 4.4, the following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of Questar and shall not give rise to or create any duty on the part of Questar or the Board of Directors of Questar to waive or not waive any such condition.

(a) A Form 8-A shall have been filed with the Commission by QEP, with no stop order in effect with respect thereto;

(b) With respect to the Distribution, the QEP Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) Prior to the Distribution, Questar shall have obtained a private letter ruling from the Internal Revenue Service with respect to the Separation in form and substance satisfactory to Questar (in its sole discretion), and such ruling shall remain in effect as of the Distribution Date;

(d) Prior to the Distribution, Questar shall have obtained an opinion from Latham & Watkins LLP, its tax counsel, in form and substance satisfactory to Questar (in its sole discretion), substantially to the effect that the Internal Distribution will qualify under section 355 of the Code and the Internal Contribution, together with the Distribution, will constitute a reorganization under 368(a)(1)(D) of the Code;

(e) Any material Governmental Approvals and other Consents, if any, necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect.

(f) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be in effect, and no other event outside the control of Questar shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(g) The Board of Directors of Questar shall have approved the Distribution, which approval may be given or withheld at its absolute and sole discretion; and

(h) QEP shall have the ability to repay any of its outstanding debt obligations that might become due (or need to be repaid) as a result of the Separation.

ARTICLE V.

CERTAIN COVENANTS

Section 5.1 No Solicitation. None of Questar or QEP or any member of their respective Groups will from the Effective Date through and including the one year anniversary of the Effective Date, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any individual who is an employee of any other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 5.1 shall be deemed to prohibit, any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other applicable Party nor shall either Party be precluded from hiring an employee of the other Party during such period when the other Party’s employee initiates the contact resulting in such employment; provided further, that the applicable Party has not encouraged or advised such firm to approach any such employee.

Section 5.2 Legal Names and Other Parties’ Trademarks.

(a) Except as otherwise specifically provided in any Ancillary Agreement, as soon as reasonably practicable after the Distribution Date, but in any event within six (6) months thereafter, each Party shall cease (and shall cause all of the other members of its Group to cease): (i) making any use of any names or Trademarks that include (A) any of the Trademarks of the other Party or such other Party’s Subsidiaries or Affiliates (including, in the case of QEP, “Questar” or “Questar Corporation” or any other name or Trademark containing the word “Questar” and in the case of Questar, “QEP” or “QEP Resources, Inc.” or any other name or Trademark containing the initials “QEP”) and (B) any names or Trademarks related thereto including any names or Trademarks confusingly similar thereto or dilutive thereof (with respect to each Party, such Trademarks of the other Party or any of such other Party’s Subsidiaries or Affiliates, the “Other Party Marks”), it being understood that QEP’s use of any name or Trademark containing “QEP” shall not be deemed to be confusingly similar or dilutive of Questar’s Trademarks, and (ii) holding themselves out as having any affiliation with the other Party or such other Party’s Subsidiaries or Affiliates; provided, however, that the foregoing shall not prohibit any Party or any member of a Party’s Group from (1) stating in any advertising or any other communication that it is formerly a Questar Affiliate or (2) making use of any Other Party Mark in a manner that would constitute “fair use” under applicable Law if any unaffiliated third party made such use or would otherwise be legally permissible for any unaffiliated third party without the consent of the Party owning such Other Party Mark. In furtherance of the foregoing, as soon as practicable, but in no event later than six (6) months following the Distribution Date, each Party shall (and cause all of the other members of its Group to) remove, strike over or otherwise obliterate all Other Party Marks from all of such Party’s and its Subsidiaries’ and Affiliates’ assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites, email, computer software and other materials and systems; provided, however, that Questar shall promptly after the Distribution Date post a disclaimer on its website that as of the Effective Date and thereafter QEP, and not Questar, is responsible for the operation of the QEP Business. Any use by any Party or any of such Party’s Subsidiaries or Affiliates of any of the Other Party Marks as permitted in this Section 5.2 is subject to their compliance with all quality control and related requirements and guidelines in effect for the Other Party Marks as of the Effective Date. Questar shall assign to QEP on or before the Effective Date, without further consideration, all its right, title and interest in trademark applications which were filed by Questar involving the names QEP Resources, QEP Energy, QEP Field Services and QEP Marketing and make all appropriate filings with the U.S. Patent and Trade Office to effect such assignments.

(b) Notwithstanding the foregoing requirements of Section 5.2(a), if any Party or any member of such Party’s Group exercised good faith efforts to comply with Section 5.2(a) but is unable, due to regulatory or other circumstance beyond its control, to effect a legal name change in compliance with applicable Law such that an Other Party Mark remains in such Party’s or its Group member’s legal name, then such Party or its relevant Group member will not be deemed to be in breach hereof as long as it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within nine (9) months after the Distribution Date, and, in such circumstances, such Party or Group member may continue to include in its assets and other materials references to the Other Party Mark that is in such Party’s or Group member’s legal name which includes references to “QEP” or “Questar” as applicable, but only to the extent necessary to identify such Party or Group member and only until such Party’s or Group member’s legal name can be changed to remove and eliminate such references.

(c) Notwithstanding the foregoing requirements of Section 5.2(a), QEP shall not be required to change any name including the word “Questar” in any third-party contract or license, or in property records with respect to real or personal property, if an effort to change the name is commercially unreasonable; provided, however, that (i) QEP on a prospective basis from and after the Distribution Date shall change the name in any new or amended third-party contract or license or property record and (ii) QEP shall not advertise or make public any continued use of the “Questar” name permitted by this Section 5.2(c).

(d) Notwithstanding the foregoing requirements of Section 5.2(a), subject to the terms and conditions set forth in this Section 5.2(d), Questar hereby grants to QEP, effective as of the Effective Date, a perpetual, non-exclusive, royalty free and non-transferable license to use the trademarks set forth on Schedule 5.2(d) (the “Licensed Trademarks”) solely in connection with the internal operations of the QEP Business. QEP shall neither sublicense the Licensed Trademarks, nor shall QEP publish, distribute or otherwise use the Licensed Trademarks for any purpose other than the internal operations of the QEP Business. QEP shall use the Licensed Trademarks in accordance with sound trademark usage principles and all applicable Laws as reasonably necessary to maintain the validity and enforceability of Questar’s rights in such trademarks and QEP shall not use the Licensed Trademarks in any manner which might tarnish, disparage, or reflect adversely on Questar or the Licensed Trademarks. If QEP uses the Licensed Trademarks in a manner which Questar, in its reasonable judgment, determines reflects adversely upon the image, goodwill and reputation of Questar or the Licensed Trademarks, then, upon receipt of written notice from Questar identifying its objection, QEP shall immediately cease the particular use to which Questar has objected. QEP agrees to cooperate with and assist Questar in protecting and enforcing Questar’s rights in the Licensed Trademarks and in maintaining any registrations with any Governmental Entities for the Licensed Trademarks in force. QEP shall assist Questar in the enforcement of rights in the Licensed Trademarks by promptly informing Questar of any actual or potential claim, demand, infringement, misuse or misappropriation relating to the Licensed Trademarks to the extent that QEP is in possession of such information or otherwise becomes aware of any such actual or potential claim, demand, infringement, misuse or misappropriation. Questar will have the sole right to determine whether or not to investigate such alleged infringement and to determine whether to initiate or participate in any judicial or administrative proceeding involving the Licensed Trademarks. Questar is and shall remain the sole owner of the Licensed Trademarks and all goodwill associated therewith. QEP acknowledges that nothing herein gives QEP any right, title or interest in the Licensed Trademarks, apart from the license granted under this Section 5.2(d), and in no event shall QEP’s use of the Licensed Trademarks be deemed to vest any right, title or interest to the Licensed Trademarks in QEP. All uses of the Licensed Trademarks by QEP, and all goodwill generated thereby, shall inure exclusively and completely to the benefit of Questar. QEP, agrees that it shall not contest or challenge the validity of, or Questar’s title in, the Licensed Trademarks, and it shall not register or apply for registration of the Licensed Trademarks.

Section 5.3 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Each Party agrees that during the period ending three hundred and sixty (360) days following the Distribution Date and in any event solely with respect to the preparation and audit of each of the Party’s financial statements for any of the years ended December 31, 2010, 2009 and 2008, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting related to such financial statements and such Party’s management’s assessment thereof, and each Party’s management’s assessment of such Party’s disclosure controls and procedures related to such financial statements:

(i) Annual Financial Statements and Commission Filings. Each Party shall provide to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of (i) its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, (ii) all required Securities Act and Exchange Act filings, and (iii) to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “2010 Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to each other Party’s auditors with respect to information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the 2010 Internal Control Audit and Management Assessments.

(ii) Access to Personnel and Records. Each audited Party shall authorize, and use its commercially reasonable efforts to cause, its respective auditors to make available to each other Party’s auditors (each such other Party’s auditors, collectively, the “Other Parties’ Auditors”) both the personnel who performed or are performing the annual audits of such audited party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they consider necessary to conduct the 2010 Internal Control Audit and Management Assessments.

(b) Amended Financial Reports. In the event a Party restates any of its financial statements that includes such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation between January 1, 2008 and December 31, 2010, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the Commission that includes such restated audited or unaudited financial statements (the “Amended Financial Report”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the Commission, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the Commission, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party, in connection with the other Party’s preparation of any Amended Financial Reports.

(c) Financials; Outside Auditors. If any Party or member of its respective Group is required, pursuant to Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(d) Third Party Agreements. Nothing in this Section 5.3 shall require any Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 5.3 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s consent to the disclosure of such information.

Section 5.4 No Restrictions on Post-Closing Competitive Activities; Corporate Opportunities.

(a) Except as expressly provided in Section 5.1 hereof, it is the explicit intent of each of the Parties that this Agreement shall not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted by the Parties. Accordingly, each of the Parties acknowledges and agrees that nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party hereto to engage in any business or other activity that competes with the business of any other Party, or (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area. Except as expressly provided in this Agreement or any Ancillary Agreement, Questar and the Questar Group shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as QEP and the QEP Group, and (ii) do business with any client or customer of QEP and the QEP Group, and neither Questar nor the Questar Group nor any officer or director thereof shall be liable to QEP and the QEP Group or its stockholders for breach of any fiduciary duty by reason of any such activities of Questar or the Questar Group or of such person’s participation therein. Except as expressly provided in this Agreement or any Ancillary Agreement, QEP and the QEP Group shall have the right to, and shall have no duty not to, (i) engage in the same or similar business activities or lines of business as Questar and the Questar Group and (ii) do business with any client or customer of Questar and the Questar Group, and neither QEP nor the QEP Group nor any officer or director thereof shall be liable to Questar and the Questar Group or its stockholders for breach of any fiduciary duty by reason of any such activities of QEP or the QEP Group or of such person’s participation therein.

(b) Except as otherwise provided in this Agreement or any Ancillary Agreement, in the event that Questar or any other member of the Questar Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Questar or any other member of the Questar Group and QEP or any other member of the QEP Group, neither Questar nor any other member of the Questar Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to QEP or any other member of the QEP Group and shall not be liable to QEP or any other member of the QEP Group or to QEP’s stockholders for breach of any fiduciary duty by reason of the fact that Questar or any other member of the Questar Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to QEP or any other member of the QEP Group.

(c) Except as otherwise provided in this Agreement or any Ancillary Agreement, in the event that QEP or any other member of the QEP Group acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Questar or any other member of the Questar Group and QEP or any other member of the QEP Group, neither QEP nor any other member of the QEP Group nor any agent or advisor thereof shall have any duty to communicate or present such corporate opportunity to Questar or any other member of the Questar Group and shall not be liable to Questar or any other member of the Questar Group or to Questar’s stockholders for breach of any fiduciary duty by reason of the fact that QEP or any other member of the QEP Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to Questar or any other member of the Questar Group.

(d) For the purposes of this Section 5.4, “corporate opportunities” of QEP or any other member of the QEP Group shall include, but not be limited to, business opportunities that QEP or any other member of the QEP Group are financially able to undertake, that are, by their nature, in a line of business of QEP or any other member of the QEP Group, including the QEP Business, are of practical advantage to them and are ones in which QEP or any other member of the QEP Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Questar or any other member of the Questar Group or any of their officers or directors will be brought into conflict with that of QEP or any other member of the QEP Group, and “corporate opportunities” of Questar or any other member of the Questar Group shall include, but not be limited to, business opportunities that Questar or any other member of the Questar Group are financially able to undertake, that are, by their nature, in a line of business of Questar or any other member of the Questar Group, including the Questar Business, are of practical advantage to them and are ones in which Questar or any other member of the Questar Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of QEP or any other member of the QEP Group or any of their officers or directors will be brought into conflict with that of Questar or any other member of the Questar Group.

ARTICLE VI.

CONTINGENT GAINS AND LIABILITIES AND UNALLOCATED CONTINGENT

GAINS AND LIABILITIES

Section 6.1 Unallocated Contingent Gains.

(a) Contingent Gains not known as of the Effective Date shall be referred to the Contingent Claim Committee for determination pursuant to the provisions of Section 6.4 of whether the Contingent Gain is an Exclusive Questar Contingent Gain, an Exclusive QEP Contingent Gain or an Unallocated Contingent Gain.

(b) As of the Effective Date, all Contingent Gains, if any, are identified in Schedules 1.1(36) and 1.1(38), and such Contingent Gains are either Questar Assets or QEP Assets. There shall be a presumption that any Contingent Gain not explicitly addressed in this Agreement or set forth in the Schedules hereto is, nevertheless, intended to be either a Questar Asset or an QEP Asset. Such presumption may only be overcome by clear and convincing evidence to the contrary.

(c) Subject to Section 2.7(d), any Contingent Gain determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Exclusive Questar Contingent Gain shall be a Questar Asset, and shall be administered by Questar and Questar shall have the sole right to any benefit therefrom.

(d) Subject to Section 2.7(d), any Contingent Gain determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Exclusive QEP Contingent Gain shall be a QEP Asset, and shall be administered by QEP and QEP shall have the sole right to any benefit therefrom.

(e) Any Contingent Gain determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Unallocated Contingent Gain shall be administered by the Party designated by the Contingent Claim Committee to act as administer (the “Designated Party”). The Designated Party shall have sole and exclusive authority to commence, assign, prosecute, settle, manage, control, conduct, waive, forgo, release, discharge, forgive and otherwise determine all matters whatsoever with respect to any Unallocated Contingent Gain. The party that is not the Designating Party shall not take, or permit any member of the its Affiliates to take, any action (including commencing any claim) that would interfere with such rights and powers of any member of the Designated Party.

(f) The Designated Party shall notify the other Party in the event that it commences an Action with respect to an Unallocated Contingent Gain; provided that the failure to provide such notice shall not give rise to any rights on the part of the other Party or against the Designated Party or affect any other provision of this Section 6.1. The other Party acknowledges (i) that the Designated Party may elect not to pursue any action regarding any Unallocated Contingent Gain for any reason whatsoever (including a different assessment of the merits of any Action, claim or right than the other Party might have or any business reasons that are in the best interests of the Designated Party or an Affiliate of the Designated Party, without regard to the best interests of any member of the other Party), and (ii) that no Affiliate of the Designated Party shall have any liability to any Person (including any member of the other Party) as a result of any such determination.

Section 6.2 Unallocated Liabilities.

(a) As of the Effective Date, Schedule 1.1(123)(iv) sets forth all known Unallocated Liabilities and there shall be a presumption that any Liability not explicitly addressed in this Agreement or set forth in the Schedules hereto is, nevertheless, intended to be either a Questar Liability or a QEP Liability. Such presumption may only be overcome by clear and convincing evidence to the contrary.

(b) Each of Questar and QEP shall be responsible for its Allocated Percentage of any Unallocated Liability. It shall not be a defense to any obligation by any party to pay any amount in respect of any Unallocated Liability that such party was not consulted in the defense thereof, that such party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such party does not approve of the quality or manner of the defense thereof or that such Unallocated Liability was incurred by reason of a settlement rather than by a judgment or other determination of liability; provided, however, that neither Party shall settle an Unallocated Liability in a manner which would restrict or limit the future conduct of the other Party’s business or operations without such other Party’s consent.

(c) As of the Effective Date, all known Contingent Liabilities are identified in Schedules 1.1(37) and 1.1(39), and such Contingent Liabilities are either Questar Liabilities or QEP Liabilities pursuant to Section 1.1(101)(vi) and Section 1.1(88)(vi), respectively. The respective Party assigned a Contingent Liability as an Exclusive Questar Contingent Liability or

an Exclusive QEP Contingent Liability shall be solely responsible for managing the defense of the claim, including, without limitation, whether to settle, and shall have sole responsibility, as between the QEP Group and the Questar Group, for the costs, expenses, liabilities and judgments associated with the Action, notwithstanding that any member of the QEP Group (with respect to an Exclusive Questar Contingent Liability) or any member of the Questar Group (with respect to an Exclusive QEP Contingent Liability) may have been named or remained a party defendant to the Action. There shall be a presumption that any Contingent Liability not explicitly addressed in this Agreement or set forth in the Schedules hereto is, nevertheless, intended to be either a Questar Liability or a QEP Liability. Such presumption may only be overcome by clear and convincing evidence to the contrary.

(d) Contingent Liabilities not known as of the Effective Date, or otherwise not included in Schedules 1.1(37) and 1.1(39), shall be referred to the Contingent Claim Committee for determination pursuant to the provisions of Section 6.4 of whether the Contingent Liability is an Exclusive Questar Contingent Liability, an Exclusive QEP Contingent Liability or an Unallocated Liability, based on the following factors:

(i) Any Contingent Liability determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Exclusive Questar Contingent Liability, shall be a Questar Liability, and shall be administered by Questar and Questar shall indemnify QEP from such Liability in accordance with ARTICLE VII.

(ii) Any Contingent Liability determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Exclusive QEP Contingent Liability, shall be a QEP Liability, and shall be administered by QEP and QEP shall indemnify Questar from such Liability in accordance with ARTICLE VII.

(iii) Except as set forth in Schedule 1.1(123)(iv), the Designated Party shall assume the defense of, and may seek to settle or compromise, any claim determined by the Contingent Claim Committee pursuant to Section 6.4 to be an Unallocated Liability, and the reasonable out-of-pocket costs and expenses thereof shall be included in the calculation of the amount of the applicable Unallocated Liability in determining the reimbursement obligations of the other parties with respect thereto.

Section 6.3 Payments.

(a) Any amount owed in respect of any Unallocated Liabilities including reimbursement for reasonable out-of-pocket cost or expense in defense of:

(i) any Third Party Claim that is an Unallocated Liability, or

(ii) any Unallocated Contingent Gain pursuant to this ARTICLE VI,

shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting information with respect thereto) to the party owing such amount.

(b) In the case of any Unallocated Liability, the Party responsible for the administration of such Unallocated Liability shall be entitled to reimbursement from the other

Party in advance of a final determination of any Action for such other Party’s Allocated Percentage of amounts paid in respect of reasonable out-of-pocket costs and expenses related thereto, from time to time as such costs and expenses are incurred. In the case of any Unallocated Contingent Gain, Questar shall be entitled to retain from the amount of the Unallocated Contingent Gain otherwise payable to QEP, QEP’s respective Allocated Percentage of the reasonable out-of-pocket costs and expenses paid or incurred by or on behalf of any member of the Questar Group in connection with such Unallocated Contingent Gain.

(c) Any amounts billed and properly payable in accordance with this ARTICLE VI that are not paid within 45 days of such bill shall bear interest at the Prime Rate plus 2% per annum.

Section 6.4 Procedures to Determine Status of Unidentified Liabilities or Contingent Gain.

(a) On the Distribution Date, Questar and QEP will form a Contingent Claim Committee of two persons and comprised of the general counsel or chief legal officer of Questar and QEP (as appropriate), or their respective delegates, for the purpose of resolving whether:

(i) any Contingent Liability or Unallocated Liability not identified in the schedules to this Agreement is a Questar Liability, QEP Liability or Unallocated Liability; or

(ii) any Contingent Gain not identified in the schedules to this Agreement is an Unallocated Contingent Gain, an Exclusive Questar Contingent Gain or an Exclusive QEP Contingent Gain.

(b) If any Party or any member of such Party’s Group shall receive notice or otherwise learn of an Asset that may reasonably be determined to be a Contingent Gain, or of a Liability or Third Party Claim that may reasonably be determined to be a Contingent Liability or an Unallocated Liability, not identified in the schedules to this Agreement, such Party shall give the other Party and the Contingent Claim Committee written notice thereof promptly (and in any event within fifteen (15) days) after such Person becomes aware of such Asset, Liability or Third Party Claim. Thereafter, the Party shall deliver to the Contingent Claim Committee, promptly (and in any event within five (5) Business Days) after the Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Party or the member of such Party’s Group relating to the matter.

(c) The Contingent Claim Committee’s determination (which shall be made within 30 days of such referral), if unanimous, shall be binding on all of the Parties and their respective successors and assigns. In the event that the Contingent Claim Committee cannot reach a unanimous determination as to the nature or status of any such Contingent Liabilities, Unallocated Liabilities, Contingent Gains or Unallocated Assets within 30 days after such referral, the issue shall be submitted for arbitration pursuant to the procedures set forth in ARTICLE IX of this Agreement. The outcome of the arbitration pursuant to ARTICLE IX shall be final and binding on all parties and their respective successors and assigns.

(d) In resolving, with respect to any Action not specifically addressed in this Agreement (regardless of whether such matters are currently pending but not set forth or are asserted or filed hereafter), whether:

(i) any Contingent Gain is an Unallocated Contingent Gain, an Exclusive Questar Contingent Gain or an Exclusive QEP Contingent Gain, or

(ii) any Contingent Liability is an Unallocated Liability, an Exclusive Questar Contingent Liability, or an Exclusive QEP Contingent Liability, the categorization of Contingent Gains and Contingent Liabilities reflected in Schedules 1.1(37), 1.1(39), 1.1(88)(vi) and 1.1(101)(vi), whereby the Parties have assigned existing claims based on whether the claim or contingent liability principally relates to the QEP Business or the Questar Business, shall be considered and used as a precedential guide.

(e) Questar may, but shall not be obligated to, commence prosecution or defense of such matters pending decision of the Contingent Claims Committee (or decision of the arbitrator, if applicable) to the extent permitted under Sections 6.1 and 6.2. In the event that Questar commences any such prosecution or defense and, upon resolution of the dispute, QEP is determined hereunder to have the exclusive right or obligation to such claim or right, Questar shall, promptly upon the request of QEP, discontinue the prosecution or defense of such matter and transfer the control thereof to QEP. In such event, QEP will reimburse Questar for all reasonable out-of-pocket costs and expenses reasonably incurred prior to resolution of such dispute in the prosecution or defense of such claim or right.

(f) At any time or from time to time prior to the Effective Date, the chief legal officer of Questar, with the approval of the chief legal officer of QEP, may amend or supplement any of Schedules 1.1(37), 1.1(39), 1.1(88)(vi), 1.1(101)(vi) and 1.1(123)(iv).

Section 6.5 Certain Case Allocation Matters. The parties agree that if any Action not listed or described on Schedules 1.1(37), 1.1(39), 1.1(101)(vi), 1.1(88)(vi) or 1.1(123)(iv) involves separate and distinct claims that, if not joined in a single Action, would constitute separate Exclusive Contingent Liabilities of different Parties, they will use their commercially reasonable efforts to segregate such separate and distinct claims so that the Liabilities associated with each such claim shall be treated as exclusive Contingent Liabilities of the appropriate Party and so that each Party shall have the rights and obligations with respect to each such claim (including pursuant to ARTICLE VI hereof) as would have been applicable had such claims been commenced as separate Actions. Notwithstanding the foregoing provisions, (a) all reasonable out-of-pocket costs and expenses associated with such claims and incurred prior to the separation of the claims shall, unless otherwise provided in this Agreement, be shared in accordance with their Allocated Percentages, and (b) this Section 6.5 shall not apply to any separate and distinct claim that is de minimis or frivolous in nature.

Section 6.6 Cooperation In Defense And Settlement.

(a) With respect to any Third Party Claim that implicates both Parties in a material fashion due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for both Parties the attorney-client privilege, joint defense or other privilege with respect thereto).

(b) To the extent documents, other materials, access to employees or witnesses related to or from a Party that is not responsible for the defense or liability of a particular Action are within such Party’s reasonable control, such Party shall provide to the other Party reasonable access to documents, other materials, employees, and shall permit employees, officers and directors to cooperate as witnesses in the defense of such Action.

(c) Each of Questar and QEP agrees that at all times from and after the Effective Date, if an Action currently exists or is commenced by a third-party with respect to which a Party (or any member of such Party’s respective Group) is a named defendant but such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith.

(d) If, in the case of any Action involving a matter contemplated by Section 6.6(c), there is a conflict of interest between the Parties, or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the non-responsible Party or such Party’s business or operations, such Party shall be entitled to retain, at the responsible Party’s Expense, separate counsel as required by the applicable rules of professional conduct (which counsel shall be reasonably acceptable to the responsible Party) and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the named Party.

ARTICLE VII.

RELEASES AND INDEMNIFICATION

Section 7.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 7.1(b), (ii) as may be otherwise provided in any Ancillary Agreement and (iii) for any matter for which any Party is entitled to indemnification or contribution pursuant to this ARTICLE VII, each Party, for itself and each member of its respective Group, their respective Affiliates and all Persons who at any time prior to the Distribution Date were directors, officers, agents or employees of any member of their respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, do hereby remise, release and forever discharge the other Party and the other members of such other Parties’ Group, their respective Affiliates and all Persons who at any time prior to the Distribution Date were shareholders, directors, officers, agents or employees of any member of such other Parties (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with all activities to implement the Distribution and any of the other transactions contemplated hereunder and under any of the Ancillary Agreements. Notwithstanding anything to the contrary in the foregoing, nothing in this Agreement shall remise, release or discharge any rights or claims that any Party may have against any shareholder, director, officer, agent or employee of any member of such other Party’s Group (in their respective capacities as such) as a result of any unlawful or fraudulent conduct by such shareholder, director, officer, agent or employee of any member of such other Party’s Group.

(b) Nothing contained in Section 7.1(a) shall impair or otherwise affect any right of any Party, and as applicable, a member of the Party’s Group to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings unrelated to the Separation and explicitly contemplated in this Agreement or any Ancillary Agreement to continue in effect after the Distribution Date. In addition, nothing contained in Section 7.1(a) shall release any person from:

(i) any Liability assumed, transferred by, or assigned or allocated to, a Party or a member of such Party’s Group pursuant to or contemplated by this Agreement or any Ancillary Agreement including (A) with respect to Questar, any Questar Liability and (B) with respect to QEP, any QEP Liability;

(ii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date;

(iii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group at the request or on behalf of a member of another Group;

(iv) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Distribution Date between any Party (and/or a member of such Party’s or Parties’ Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand;

(v) any Liability with respect to an Unallocated Liability pursuant to ARTICLE VI; or

(vi) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for claims brought against the Parties by a third-party, which Liability shall be governed by the provisions of this ARTICLE VII and, if applicable, the appropriate provisions of the Ancillary Agreements.

In addition, nothing contained in Section 7.1(a) shall release Questar from indemnifying any director, officer or employee of QEP who was a director, officer or employee of Questar or any of its Affiliates on or prior to the Distribution Date, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Distribution Date, it being understood that if the underlying obligation giving rise to such Action is an QEP Liability, QEP shall indemnify Questar for such Liability (including Questar’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this ARTICLE VII.

(c) Each Party shall not, and shall not permit any member of its Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 7.1(a), with respect to any and all Liabilities released pursuant to Section 7.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 7.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as specifically set forth in Sections 7.1(a) and 7.1(b).

(e) If any Person associated with a Party (including any director, officer or employee of a Party) initiates an Action with respect to claims released by this Section 7.1, the Party with which such Person is associated shall indemnify the other Party against such Action in accordance with the provisions set forth in this ARTICLE VII.

(f) At any time, at the request of any other Party, each Party shall cause each member of its respective Group and to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 7.1 to execute and deliver releases reflecting the provisions hereof.

Section 7.2 Indemnification by Questar. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Date, Questar shall indemnify, defend and hold harmless the QEP Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the Questar Liabilities (including, as provided in Section 1.1(101)(vi), the Exclusive Questar Contingent Liabilities) or the Questar Percentage of any Unallocated Liabilities, or (ii) any breach by any member of the Questar Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.3 Indemnification by QEP. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement following the Distribution Date, QEP shall indemnify, defend and hold harmless the Questar Indemnitees from and against any and all Indemnifiable Losses arising out of, by reason of or otherwise in connection with (i) the QEP Liabilities (including, as provided in Section 1.1(88)(vi), the Exclusive QEP Contingent Liabilities) or the QEP Percentage of any Unallocated Liabilities, or (ii) any breach by QEP or any member of the QEP Group of any provision of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.4 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 7.4(b)), within ten (10) Business Days of such determination, stating the amount of the loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice).

(b) Third Party Claims. If a claim or demand is made against a Questar Indemnitee or a QEP Indemnitee (each, an “Indemnitee”) by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this ARTICLE VII or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within fifteen (15) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c) Other than in the case of an Unallocated Liability (the defense of which shall be controlled as provided for in ARTICLE VI) or any Liability being managed by a Party in accordance with any Ancillary Agreement, an Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, if it gives notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the receipt of such notice from such Indemnitees. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. In the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), or in the event that any Third Party Claim seeks equitable relief which would restrict or limit the future conduct of the Indemnitee(s) business or operations, such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s Expense, separate counsel as required by the applicable rules of professional conduct (which counsel shall be reasonably acceptable to the Indemnifying Party) and to participate in (but not control) the defense, compromise, or settlement of that portion of the Third Party Claim that seeks equitable relief with respect to the Indemnitee(s).

(d) Other than in the case of an Unallocated Liability, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 7.4(c), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(e) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim that is not an Unallocated Liability (which shall be governed by Section 6.4) without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party has failed to assume the defense of the Third Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third Party Claim (except for any Third Party Claim that is an Unallocated Liability which, with respect to the subject matter of this Section 7.4(f), shall be governed by Section 6.4), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent (not to be unreasonably withheld) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is an Unallocated Liability, such matters are addressed in ARTICLE VI.

(g) Except as otherwise provided in Section 11.21, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this ARTICLE VII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement (including with respect to monetary or compensatory damages or losses arising out of or relating to, as the case may be, any QEP Liability or Questar Liability), and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this ARTICLE VII against any Indemnifying Party.

Section 7.5 Indemnification Payments. Indemnification required by this ARTICLE VII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability incurred.

Section 7.6 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Liability subject to indemnification or contribution pursuant to this ARTICLE VII, including in respect of any Unallocated Liability, will (i) be net of Insurance Proceeds that actually reduce the amount of the Liability, and (ii) be net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability that actually reduce the amount of the Liability (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this ARTICLE VII to any Indemnitee pursuant to this ARTICLE VII will be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not delay any Indemnity Payment otherwise determined to be due and owing by an Indemnifying Party; rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the portion of the claim of the Indemnitee for such insurance or against such third party equal to the amount of such payment

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification and contributions provisions hereof, have any subrogation rights with respect thereto. The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds and any Third Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this ARTICLE VII; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 7.7 Additional Matters; Survival of Indemnities.

(a) The indemnity and contribution agreements contained in this ARTICLE VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) The rights and obligations of each Party and their respective Indemnitees under this ARTICLE VII shall survive the sale or other transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any and all Liabilities.

Section 7.8 Characterization of Payments. Any payment (other than interest thereon) made pursuant to this ARTICLE VII by Questar to QEP, or by QEP to Questar, shall be treated by all Parties for all Tax purposes as a non-taxable distribution or capital contribution made prior to the end of the day on the Distribution Date unless otherwise required by Law.

ARTICLE VIII.

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 8.1 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to ARTICLE VII (in which event the provisions of such Article will govern) and without limiting the applicable provisions of ARTICLE VII:

(a) After the Effective Date, upon the prior written request by QEP for the QEP Books and Records and other Information which relates to QEP or the conduct of the QEP Business, as the case may be, up to the Effective Date, Questar shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such QEP Books and Records or Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of Questar or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

(b) After the Effective Date, upon the prior written request by Questar for the Questar Books and Records and other Information which relates to Questar or the conduct of the Questar Business up to the Effective Date, QEP shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Questar Books and Records or Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of QEP or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of the requesting Party.

(c) Nothing in this Section 8.1 shall require any Party to violate any Law or agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain the necessary Governmental Approval or Consent from the relevant Governmental Entity or third party to disclose such information. Questar and QEP shall cooperate in good faith to preserve any legal privileges applicable to any books and records or Information to be delivered pursuant to this Section 8.1 to the extent reasonably practicable.

Section 8.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to ARTICLE VII (in which event the provisions of such

Article will govern) and without limiting the applicable provisions of ARTICLE VII, from and after the Effective Date, each of Questar and QEP shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, to the personnel, properties, and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, and only for the duration such access is required, and relates to such other Party or the conduct of its business prior to the Effective Date. Nothing in this Section 8.2 shall require any Party to violate any Law or agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain the necessary Governmental Approval or consent from the relevant Governmental Entity or third party to disclose such Information. Questar and QEP shall cooperate in good faith to preserve any legal privileges applicable to any books and records or Information to be delivered pursuant to this Section 8.2 to the extent reasonably practicable. Each of Questar and QEP shall inform their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information of their obligation to hold such information confidential to the same extent as is applicable to the Parties.

Section 8.3 Witness Services. At all times from and after the Effective Date, each of Questar and QEP shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party, nor any prejudice to the Party making its witnesses available, except for the time and effort required in connection with the services of the officers, directors and employees and agents of the other Party.

Section 8.4 Confidentiality.

(a) Notwithstanding any termination of this Agreement, for a period of five (5) years from the Effective Date the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning any other Party; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall promptly notify the other of the existence of such request or demand and shall provide the other a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar information and (ii) confidentiality obligations provided for in any agreement between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Date may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the QEP Business or the Questar Business, as the case may be; provided, such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 8.4(a). Such continued right to use may not be transferred (directly or indirectly) to any third party without the prior written consent of the applicable Party, except pursuant to Section 11.9.

(c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Date. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Date between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such third parties.

(d) Upon the written request of a Party, the other Party shall promptly (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts there from). Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

Section 8.5 Privileged Matters.

(a) Pre-Separation Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Date have been and will be rendered for the collective benefit of each of the members of the Questar Group and the QEP Group, and that each of the members of the Questar Group and the QEP Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Date which will be rendered solely for the benefit of Questar or QEP, as the case may be. With respect to such post-separation services, the Parties agree as follows:

(i) Questar shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Questar Business, whether or not the privileged information is in the possession of or under the control of Questar or QEP. Questar shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Questar Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Questar, whether or not the privileged information is in the possession of or under the control of Questar or QEP; and

(ii) QEP shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the QEP Business, whether or not the privileged information is in the possession of or under the control of Questar or QEP. QEP shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting QEP Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by QEP, whether or not the privileged information is in the possession of or under the control of Questar or QEP.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert without concurrence from the other Party, subject to the restrictions in this Section 8.5, with respect to all privileges not allocated pursuant to the terms of Section 8.5(b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both Questar and QEP in respect of which both Parties retain any responsibility or Liability under this Agreement, shall be subject to a shared privilege among them.

(d) No Party may waive any privilege which could be asserted under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed or as provided in subsections (e) or (f) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after written notice upon the other Party requesting such consent.

(e) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may waive a privilege in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared privilege shall be effective only as to the use of information with respect to the specific litigation or dispute then prevailing between the relevant Parties and/or the applicable members of their respective Group’s, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold, condition or delay consent to any request for waiver by another Party. Each Party specifically agrees that it will not withhold, condition or delay consent to waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 8.5 or otherwise to prevent the production or disclosure of such privileged information.

(h) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Questar and QEP as set forth in Section 8.4 and Section 8.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 6.6, Section 8.1 and Section 8.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.6 and Section 8.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.6 and Section 8.5 hereof, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 8.6 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this ARTICLE VIII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

Section 8.7 Other Agreements. The rights and obligations granted under this ARTICLE VIII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

ARTICLE IX.

DISPUTE RESOLUTION

Section 9.1 Agreement Disputes. Except as specifically provided in Section 6.4 and any Ancillary Agreement, in the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any Contract relating to the use or lease of real property if any third party is a necessary party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), all such Agreement Disputes shall be submitted to binding arbitration for resolution according to the following provisions, provided, however, that if the aggregate amount in controversy, dispute or claim (or any series of related controversies, disputes or claims) of any Agreement Dispute is less than $250,000, the Parties agree that such controversy, dispute or claim shall not be submitted to Arbitration pursuant to this ARTICLE IX and that the Party who shall have identified the Agreement Dispute shall have no further recourse under this ARTICLE IX or under any applicable Law.

Section 9.2 Negotiation. In the event either Party identifies an Agreement Dispute, it shall provide written notice thereof to the other Party identifying with reasonable particularity the facts which support the asserted dispute and the particular contractual provision at issue. Receipt of such notice by the other Party shall trigger a 30-day informal resolution process during which both Parties, through their designated representatives, shall attempt to resolve such Agreement Dispute in an amicable manner.

Section 9.3 Selection of Arbitrator(s). In the event the Agreement Dispute remains unresolved at the end of such 30-day period, (i) for Agreement Disputes with an amount in controversy of less than $5 million, exclusive of interest or attorneys’ fees, the Agreement Dispute shall be heard and determined by one (1) arbitrator; otherwise, the Agreement Dispute shall be heard and determined by three (3) arbitrators. For disputes to be determined by one arbitrator, the Party asserting such dispute shall, within 5 days after such 30-day period, deliver in writing (by mail, e-mail, facsimile at the numbers identified in Section 11.6, hand-delivery or other confirmed delivery method) to the other Party the identity of its proposed neutral arbitrator who shall be qualified by education and experience to resolve the particular Agreement Dispute and available to resolve the dispute within the time frame described herein, and the other Party shall have 5 days after receipt of the asserting Party’s arbitrator nomination to accept or reject the proposed arbitrator in writing. In the event the other Party has not within such 5-day period delivered to the asserting Party in writing its rejection of the asserting Party’s proposed arbitrator, the asserting Party’s proposed arbitrator shall be deemed accepted. In the event the other Party timely rejects the asserting Party’s proposed arbitrator, the Parties shall within 5 days after such rejection jointly request that the American Arbitration Association (AAA) appoint an arbitrator who is both qualified by education and experience and available to resolve the particular Agreement Dispute within the timeframe described herein. In the event that three arbitrators shall hear the Agreement Dispute, and if there are only two Parties to the arbitration, each Party shall appoint its arbitrator within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA, and in any such procedure, each party shall be given a limited number of strikes, excluding strikes for cause. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint such arbitrator shall promptly appoint a successor. In the event that an arbitrator is objected to, AAA shall decide whether such objection is valid and whether the challenged arbitrator shall be removed. Any controversy concerning the jurisdiction of the arbitrator(s), whether an Agreement Dispute is arbitrable, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this ARTICLE IX shall be determined by the arbitrator(s).

Section 9.4 Arbitration Procedures. Within 30 days after selection of the arbitrator(s), whether by agreement of the Parties or selection by AAA if the Parties are unable to agree, each Party shall deliver to the Arbitrator(s) and the opposing Party its written statement of position, accompanied by any supporting evidence, regarding the Agreement Dispute(s) being arbitrated. The arbitrator(s) shall advise the parties verbally of its decision resolving the Agreement Dispute within 15 days after the 30-day briefing period, without hearing. Within 15 days after advising of its decision, the arbitrator(s) shall provide its written decision (if not already provided) stating the reasons for its decision. The arbitrator(s) shall resolve each Agreement Dispute in its entirety in favor of the Party whose position is most consistent with the terms and provisions of this Agreement. The arbitrator(s) shall be entitled, if appropriate, to award any remedy in such proceedings that is permitted under this Agreement and applicable law, including monetary damages, specific performance and other forms of legal and equitable relief. The Parties hereby waive any claim to exemplary, punitive, multiple or similar damages in excess of compensatory damages the arbitrator(s) are not empowered to and shall not award such damages.

Section 9.5 Choice of Law, Compliance, Enforcement, Costs. In resolving any Agreement Dispute, the Parties intend that the arbitrator(s) shall apply the substantive Laws of the State of Utah, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator(s) shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction. The arbitrator’s decision shall not be subject to appeal in any forum, but shall be enforceable by Wyoming Courts if full compliance has not occurred within 30 days of the arbitrator’s written decision. Each Party shall bear its own costs of arbitration including its attorney’s fees, without regard to which Party prevails, and 50% of the arbitrator’s costs and fees.

Section 9.6 Confidentiality of Proceedings. Unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award. All negotiations, conferences and discussions pursuant to this ARTICLE IX shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this agreement to arbitrate or any arbitral award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or regulatory authority.

Section 9.7 Continuity of Service and Performance. During the course of dispute resolution pursuant to the provisions of this ARTICLE IX, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not subject to such dispute resolution.

Section 9.8 Limitation on Actions. Notwithstanding anything to the contrary in this Agreement, (a) no Action shall be commenced (including the dispute resolution procedures set forth in this ARTICLE IX to resolve Agreement Disputes) by an Indemnitee against an Indemnifying Party or any of their respective Affiliates more than 12 months after the Indemnitee acquires, or reasonably should have acquired, knowledge of the facts giving rise to its right to indemnification under ARTICLE VII (it being understood that if no such Action is commenced within such 12-month period, the Indemnifying Party shall be discharged from liability for such claim); and (b) no Action shall be commenced (including the dispute resolution procedures set forth in this ARTICLE IX for Agreement Disputes) by a Party against the other Party asserting any claim arising from breach of any obligation of such other Party under this Agreement more than 12 months after such first Party acquires, or reasonably should have acquired, knowledge of such breach (it being understood that if no such Action is commenced within such 12-month period, the breaching Party shall be discharged from liability for such breach). For the avoidance of doubt, this Section 9.8 shall not apply to any of the Ancillary Agreements.

ARTICLE X.

INSURANCE

Section 10.1 Policies and Allocation of Related Rights and Obligations.

(a) The QEP Assets shall include any and all rights of an insured Person under each Third Party QEP Policy and each Third Party Shared Policy to the extent related to the QEP Business, provided that QEP acknowledges and agrees on its own behalf, and on behalf of each other member of the QEP Group, that (i) the terms of certain Third Party Shared Policies are limited to any alleged wrongful act, claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Date by QEP or any other member of the QEP Group in connection with the conduct of the QEP Business, or as otherwise extended on a coverage-by-coverage basis as further described in this ARTICLE X, and (ii) neither QEP nor any other member of the QEP Group has any rights to or under any Third Party Shared Policy except as provided in this ARTICLE X, and (iii) nothing in this ARTICLE X shall be deemed to constitute (or to reflect) an assignment of any rights to or under any Third Party Shared Policy except as provided in this ARTICLE X. The QEP Liabilities shall include any and all obligations of an insured Person under each Third Party QEP Policy and each Third Party Shared Policy to the extent related to or arising out of the QEP Business.

(b) The Questar Assets shall include any and all rights of an insured Person under each Third Party Questar Policy and each Third Party Shared Policy to the extent related to the Questar Business, provided that Questar acknowledges and agrees on its own behalf, and on behalf of each other member of the Questar Group, that nothing in this ARTICLE X shall be deemed to constitute (or to reflect) an assignment of any rights to or under any Third Party Shared Policy. The Questar Liabilities shall include any and all obligations of an insured Person under each Third Party Questar Policy and each Third Party Shared Policy to the extent related to or arising out of the Questar Business.

Section 10.2 Directors and Officers and Fiduciary Liability Policies.

(a) On or before the Distribution Date, Questar shall purchase directors and officers liability insurance Policies having total limits of $100 million, consisting of “Side A”, “Side B” and “Side C” coverage and having a policy period incepting on the Distribution Date and ending six years after the inception date (“D&O Tail Policies”). The premium for the D&O Tail Policies shall be pre-paid for the full six-year term of the D&O Tail Policies. Such D&O Tail Policies shall cover Questar and the insured persons of Questar prior to the Distribution Date and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Questar directors and officers liability insurance program incepting on October 24, 2009, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Distribution Date. Each of the past and current named insured, Directors and Officers of QEP shall be named insured under such D&O Tail Policies. Questar shall provide QEP with copies of the D&O Tail Policies within a reasonable time after the Policies are issued.

(b) On or before the Distribution Date, Questar shall purchase fiduciary liability insurance Policies having total limits of $50 million and having a policy period incepting on the Distribution Date, or the expiration date of the current Questar fiduciary liability insurance Policies, whichever date is earlier, and ending on a date that is six years after the inception date (“Fiduciary Tail Policies”). The premium for the Fiduciary Tail Policies shall be pre-paid by Questar for the full six-year term of the Fiduciary Tail Policies. Such Fiduciary Tail Policies shall cover Questar and the insured persons of Questar prior to the Distribution Date and shall have material terms and conditions no less favorable than those contained in the Policies comprising the Questar fiduciary liability insurance program incepting on October 24, 2009, except for the policy period, premium and provisions excluding coverage for wrongful acts post-dating the Distribution Date. Each of the past and current named insured, Directors and Officers of QEP shall be named insured under such Fiduciary Tail Policies. Questar shall provide QEP with copies of the Fiduciary Tail Policies within a reasonable time after the Policies are issued.

(c) Subject to ARTICLE VII, each Party shall pay its Allocated Percentage of any D&O Tail Policy premium and deductible (or retention, as the case may be) and/or any Fiduciary Tail Policy premium and deductible (or retention as the case may be).

(d) To the extent that Questar is unable prior to the Distribution Date to obtain any of the Policies as provided for in paragraphs (a) and (b) of this Section 10.2, then, with respect to claims based on wrongful acts on or before the Distribution Date, Questar shall use commercially reasonable efforts to secure appropriate alternative insurance arrangements on the applicable standalone insurance policies for Questar and QEP to provide benefits on terms and conditions (including policy limits) in favor of QEP and the insured persons thereof no less favorable than the benefits (including policy limits) that were to be afforded by the Policies described in paragraphs (a) and (b) of this Section 10.2. With respect to such alternative insurance arrangements, Questar and QEP shall be responsible for their own costs under their applicable standalone insurance Policies. Questar shall not under any circumstances purchase any such alternative coverage containing an exclusion for claims based on wrongful acts up to and including the Distribution Date to the extent such exclusion would preclude coverage for QEP and/or the insured persons thereof, but would not preclude coverage for Questar and/or the insured persons thereof.

Section 10.3 Third Party Shared Policies – Casualty Insurance Program.

(a) With respect to Third Party Shared Policies of workers’ compensation and automobile liability insurance for which coverage is available and a claim arising therefrom has been or is eventually asserted against QEP or any other member of the QEP Group. Questar will (i) provide QEP and any other member of the QEP Group with access to and coverage under the applicable Third Party Shared Policies, and (ii) reasonably cooperate with QEP and take commercially reasonable actions as may be necessary or advisable to assist QEP in submitting such claims under the applicable Third Party Shared Policies, provided that QEP shall be responsible for its portion of any deductibles or co-payments legally due and owing relating to such claims. For the avoidance of doubt, if an occurrence happens after October 1, 2010, there will be no coverage for payment for any damages, costs of defense, or other sums with respect to such claim available to QEP under such Third Party Shared Policies.

(b) With respect to Third Party Shared Policies of excess liability insurance, if an occurrence for which coverage is available happens prior to October 1, 2010, and a claim arising therefrom is eventually asserted against QEP or any other member of the QEP Group or an occurrence happens after October 1, 2010, there will be no coverage for payment for any damages, costs of defense, or other sums with respect to such claim available to QEP under such Third Party Shared Policies.

(c) With respect to all claims that arise out of occurrences that occur prior to October 1, 2010, and for which coverage is available under any Third Party Shared Policies pursuant to paragraphs (a) or (b) of this Section 10.3, QEP or the relevant member of the QEP Group shall be responsible for bearing the full amount of costs and expenses constituting QEP Liabilities that are not covered under the relevant Third Party Shared Policies.

Section 10.4 Third Party Shared Policies – Property and Control of Well Program.

(a) With respect to Third Party Shared Policies of property and control of well insurance for which coverage is available and a claim arising therefrom has been or is eventually asserted against QEP or any other member of the QEP Group, Questar will (i) provide QEP and any other member of the QEP Group with access to and coverage under the applicable Third Party Shared Policies, and (ii) reasonably cooperate with QEP and take commercially reasonable actions as may be necessary or advisable to assist QEP in submitting such claims under the applicable Third Party Shared Policies, provided that QEP shall be responsible for its portion of any deductibles or co-payments legally due and owing relating to such claims. For the avoidance of doubt, if an occurrence happens after April 1, 2011, there will be no coverage for payment for any damages, costs of defense, or other sums with respect to such claim available to QEP under such Third Party Shared Policies.

(b) With respect to all claims that arise out of occurrences that occur prior to April 1, 2011 and for which coverage is available under any Third Party Shared Policies pursuant to paragraph (a) of this Section 10.4, QEP or the relevant member of the QEP Group shall be responsible for bearing the full amount of costs and expenses constituting QEP Liabilities that are not covered under the relevant Third Party Shared Policies.

Section 10.5 Third Party Shared Policies.

(a) With respect to all Third Party Shared Policies, QEP agrees and covenants (on behalf of itself and each other member of the QEP Group, and each other Affiliate of QEP) not to make any claim or assert any rights against Questar and any other member of the Questar Group, or the unaffiliated third-party insurers of such Third Party Shared Policies, except as expressly provided under Section 10.3 and Section 10.4.

(b) After the Distribution Date, Questar and each other member of the Questar Group, and QEP and each other member of the QEP Group, shall not, without the consent of QEP or Questar, respectively (such consent not to be unreasonably withheld, conditioned or delayed), provide any insurance carrier with a release or amend, modify or waive any rights under any insurance policy or agreement if such release amendment, modification or waiver thereunder would materially adversely affect any rights of any member of the Group of the other Party with respect to insurance coverage otherwise afforded to such other Party for pre-Distribution claims; provided, however, that the foregoing shall not (A) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (B) require any member of any Group to pay any premium or other amount or to incur any Liability or (C) require any member of any Group to renew, extend or continue any policy in force. Each of Questar and QEP shall share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. The provisions of this Agreement are not intended to relieve any insurer of any Liability under any policy.

Section 10.6 Administration of Third Party Shared Policies; Other Matters.

(a) For the avoidance of doubt, from and after the Distribution Date, (i) QEP or a member of the QEP Group shall be responsible for the administration of all Third Party QEP Policies, and (ii) Questar or a member of the Questar Group shall be responsible for the administration of all Third Party Questar Policies.

(b) With respect to all Third Party Shared Policies, from and after the Distribution Date, Questar or a member of the Questar Group shall be responsible for the Insurance Administration and Claims Administration of such Third Party Shared Policies consistent with the terms of this Section 10.6; provided, that the retention of such administrative responsibilities by Questar or a member of the Questar Group is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Third Party Shared Policies as contemplated by the terms of this Agreement, or to limit the rights of an Indemnifying Party pursuant to Sections 7.4 and 7.6(a); provided, further, that the retention of such administrative responsibilities by Questar or a member of the Questar Group shall not relieve the Person submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner, or of such Person’s authority to settle any such Insured Claim, subject always to the terms and conditions of, and within any period permitted or required by, the relevant Third Party Shared Policy. At its discretion, and in accordance with the terms of the Third Party Shared Policies, Questar may discharge its administrative responsibilities with respect to such Third Party Shared Policies by contracting for the provision of administrative services to any unaffiliated Person reasonably acceptable to QEP, including, after the Distribution Date, QEP or any of its Affiliates. QEP shall reimburse Questar for any reasonable out-of-pocket costs incurred by Questar related to such Insurance Administration and Claims Administration to the extent such costs are (i) not covered under the Third Party Shared Policies and (ii) related to QEP Liabilities or QEP’s Allocated Percentage of the Unallocated Liabilities. Questar or any member of the Questar Group shall not settle any Insured Claim of QEP or any member of QEP Group under the Third Party Shared Policies without first obtaining the approval of QEP or such member of QEP Group. Such approval shall not be unreasonably withheld, delayed or conditioned.

(c) Exceeding Policy Limits. Where QEP Liabilities are specifically covered under a Third Party Shared Policy, then from and after the Distribution Date, QEP may claim coverage for Insured Claims under such Third Party Shared Policy but only to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Third Party Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 10.3, Section 10.4, or Section 10.6(e)), subject to the terms of this Section 10.6.

(d) Claims Not Reimbursed. Except as set forth in this Section 10.6, Questar and QEP shall not be liable to one another (nor shall any member of the Questar Group be liable to any member of the QEP Group) for claims, or portions of claims, not reimbursed by insurers under any Third Party Shared Policy for any reason not within the control of Questar or QEP, including but not limited to coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), Third Party Shared Policy limitations or restrictions, any coverage disputes, any failure to timely file a claim by Questar or QEP (or any of the members of their respective Groups), or any defect in such claim or its processing. The liability of Questar and QEP to one another for such claims is expressly limited to the amount of Insurance Proceeds received with respect to such claims and allocated to the respective Parties in accordance with Section 10.6(e). It is expressly understood that the foregoing provisions in this Section 10.6(d) shall not limit any Party’s liability to any other Party for indemnification pursuant to ARTICLE VII.

(e) Allocation of Insurance Proceeds. In the event that the aggregate limits on any Third Party Shared Policies (except in the case of any Unallocated Liability) are exceeded by the aggregate of outstanding Insured Claims by the Parties or members of their respective Groups, the Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Third Party Shared Policy, and any Party who has received Insurance Proceeds in excess of such

Party’s respective percentage of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its respective percentage of Insurance Proceeds pursuant hereto. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Third Party Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Third Party Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

(f) Allocation of Deductibles. In the event that the Parties or members of their respective Groups have bona fide claims under any Third Party Shared Policy arising from the same occurrence and for which a deductible is payable, the Parties agree that the aggregate amount of the deductible paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Third Party Shared Policy pursuant to Section 10.6(e), and any Party who has paid more than such allocable share of the deductible shall be entitled to receive from the other Party an appropriate amount so that each Party has borne its allocable share of the deductible pursuant hereto.

Section 10.7 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Parties exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this ARTICLE X shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

Section 10.8 Cooperation. The Parties agree to use (and cause the members in their respective Groups to use) their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this ARTICLE X.

Section 10.9 Certain Matters Relating to Questar’s Organizational Documents. For a period of six (6) years from the Distribution Date, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Questar shall contain provisions no less favorable with respect to indemnification than are set forth in the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of Questar immediately prior to the Distribution Date, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Distribution Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Distribution Date, were directors, officers, employees, fiduciaries or agents of Questar, QEP or a member of the QEP Group, unless such modification shall be required by Law and then only to the minimum extent required by Law.

Section 10.10 Miscellaneous.

(a) Nothing in this Agreement shall be deemed to restrict QEP or Questar, or any members of their respective Groups, from acquiring at its own expense any insurance Policy in respect of any Liabilities or covering any period. Except as otherwise provided in this ARTICLE X, from and after the Distribution Date, QEP and Questar shall be responsible for obtaining and maintaining their respective insurance programs for their risk of loss and such insurance arrangements shall be separate programs apart from each other and each will be responsible for its own premium payments, deductibles and/or retentions for such insurance programs.

(b) Each of the Parties intends by this Agreement that a third-party Person, including a third-party insurer or reinsurer, or other third-party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, the Parties shall negotiate in good faith concerning an amendment of this Agreement.

ARTICLE XI.

MISCELLANEOUS

Section 11.1 Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the applicable Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Ancillary Agreement, the terms and conditions of such Ancillary Agreement shall control.

Section 11.2 Ancillary Agreements. This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

Section 11.3 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 11.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Date and remain in full force and effect in accordance with their applicable terms.

Section 11.5 Expenses.

(a) Except as otherwise expressly provided in this Agreement or the applicable Ancillary Agreements, the Parties agree that all out-of-pocket fees and expenses (including all transaction costs and costs to obtain or the economic effect of any Consents) incurred and directly related to the transactions contemplated hereby, including any Liability incurred following the Separation as a result of the consummation of the Separation, shall be borne and paid by the Parties under the “Distrigas” formula using the Distrigas Percentages.

(b) The Parties shall be responsible for payment of outside advisors for all work performed in connection with the Separation, prior to, on or after the Effective Date, provided, however, that Questar shall pay all such outside advisor fees earned, and all costs and expenses incurred, prior to the Effective Date directly related to the Separation and be entitled to reimbursement under the “Distrigas” formula using the Distrigas Percentages.

(c) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.9, the Parties agree that such expenses incurred prior to and up to the date the date that is six (6) months after the Distribution Date shall be borne and paid by the Party incurring such expense in complying with such request; it being understood that no Party shall be obliged to incur any third-party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party.

(d) It is hereby agreed that the obligations of the Parties to pay all out-of-pocket fees and expenses pursuant to Section 11.5 shall survive the Effective Date for a period of twelve (12) months, during which time each Party shall promptly bill the other Party, and the other Party shall promptly pay all fees and expenses reimbursable in accordance with the terms of this Section 11.5 under the “Distrigas” formula using the Distrigas Percentages. In addition, it is further agreed that on or before September 1, 2011, each Party that is owed payment by another Party pursuant to this Section 11.5 shall bill such other Party for all remaining amounts owed to such first Party, and the owing Party shall make a final “true-up” payment for any outstanding indebtedness owed to such first Party, other than obligations owed pursuant to Section 2.13, which may extend beyond September 1, 2011.

Section 11.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):

To Questar:

Questar Corporation

180 East 100 South

Salt Lake City, UT 84111

Attn: General Counsel

Facsimile: (801) 324-5483

To QEP:

QEP Resources, Inc.

1050 Seventeenth Street

Denver, CO 80202

Attn: General Counsel

Facsimile: (303) 573-0314

Section 11.7 Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 11.8 Amendments. Subject to the terms of Section 11.11, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 11.9 Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

Section 11.10 Successors and Assigns. Subject to Section 11.9, the provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 11.11 Termination, Etc. Notwithstanding anything to the contrary herein, this Agreement (including ARTICLE VII (Indemnification) hereof) may be terminated and abandoned at any time prior to the Distribution Date by and in the sole discretion of Questar without the approval of QEP or the stockholders of Questar. In the event of such termination, no Party shall have any Liability to any other Party or any other Person. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 11.12 Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within forty-five (45) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to the then effective Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 11.13 No Circumvention. The Parties agree not to directly or indirectly, intentionally and/or in bad faith, take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to ARTICLE VI and ARTICLE VII).

Section 11.14 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution Date. The Parties acknowledge that certain actions, agreements and obligations that certain of their Affiliates and Subsidiaries may be required to perform in connection with the performance of the Parties obligations under this Agreement or any Ancillary Agreement may require Governmental Approval by Governmental Entities under applicable Law, and therefore agree that performance of such actions, agreements and obligations is subject to the receipt of all such necessary Governmental Approvals, which approvals each Party shall, and shall cause the members of its respective Group to, use its commercially reasonable efforts to obtain.

Section 11.15 Third Party Beneficiaries. Except as provided in ARTICLE VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein and except as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 11.16 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.17 Exhibits and Schedules. The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 11.18 Closing. The closing and consummation of the transactions contemplated by this Agreement to occur prior to or at the Distribution shall take place at the offices of Questar in Salt Lake City, Utah.

Section 11.19 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the state of Utah.

Section 11.20 Consent to Jurisdiction. Subject to the provisions of ARTICLE IX, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of Wyoming and (b) the United States District Court for the District of Wyoming (the “Wyoming Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with ARTICLE IX or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Wyoming Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 11.6 shall be effective service of process for any action, suit or proceeding in the Wyoming Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.20. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Wyoming Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.21 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with ARTICLE IX, (ii) provisional or temporary injunctive relief in accordance therewith in any Wyoming Court, and (iii) enforcement of any such award of an arbitral tribunal or a Wyoming Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 11.22 Waiver of Jury Trial. SUBJECT TO ARTICLE IX AND SECTIONS 11.20 AND 11.21 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.22.

Section 11.23 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.24 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 11.25 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 11.26 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be duly executed as of the day and year first above written.

QUESTAR CORPORATION

By:	/s/ Keith O. Rattie
Name:	Keith O. Rattie
Title:	Chairman, President and Chief
Executive Officer

QEP RESOURCES, INC.

By:	/s/ Charles B. Stanley
Name:	Charles B. Stanley
Title:	President and Chief Executive Officer